===============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D
                    Under the Securities Exchange Act of 1934

                                   ----------

                          ALLIED WASTE INDUSTRIES, INC.
                                (Name of Issuer)

Series A Senior Convertible Preferred Stock,                  019589
          par value $0.10 per share                        (CUSIP number)
       (Title of class of securities)

                             Stephen M. Besen, Esq.
                           Weil, Gotshal & Manges LLP
                                767 Fifth Avenue
                            New York, New York 10153
                                 (212) 310-8000
            (Name, address and telephone number of person authorized
                     to receive notices and communications)

                                  July 30, 1999
             (Date of event which requires filing of this statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of ss.ss. 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box / /.

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss. 240.13d-7 for other parties to whom copies are to be sent.

                         (Continued on following pages)

                              (Page 1 of 112 pages)

============================================================================






763799 v 08
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
CUSIP No. 019589                                                13D                                            Page 2 of 112 Pages
-----------------------------------------------------------              --------------------------------------------------------

----------------------    -------------------------------------------------------------------------------------------------------
          1               NAME OF REPORTING PERSON                                 DLJMB FUNDING II, INC.
                          S.S. OR I.R.S. IDENTIFICATION NO.
                          OF ABOVE PERSON
----------------------   -------------------------------------------------------------------------------------------------------
          2               CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                    (a) / /
                                                                                                               (b) /X/
----------------------    -------------------------------------------------------------------------------------------------------
          3               SEC USE ONLY
----------------------    -------------------------------------------------------------------------------------------------------
          4               SOURCE OF FUNDS:                                                  OO
----------------------    -------------------------------------------------------------------------------------------------------
          5               CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
                          REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):                                                  / /
----------------------    -------------------------------------------------------------------------------------------------------
          6               CITIZENSHIP OR PLACE OF ORGANIZATION:                                              Delaware
----------------------    -------------------------------------------------------------------------------------------------------

      NUMBER OF                  7                SOLE VOTING POWER:                                                  0
       SHARES             -------------------     -------------------------------------------------------------------------------

     BENEFICIALLY                8                SHARED VOTING POWER:                                        6,111,111.1
      OWNED BY            -------------------     -------------------------------------------------------------------------------

        EACH                     9                SOLE DISPOSITIVE POWER:                                       785,333.3
      REPORTING           -------------------     -------------------------------------------------------------------------------

     PERSON WITH                 10               SHARED DISPOSITIVE POWER:                                           0
----------------------    -------------------------------------------------------------------------------------------------------
         11               AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:
                                                                                                              6,111,111.1
----------------------    -------------------------------------------------------------------------------------------------------
         12               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                   / /
----------------------    -------------------------------------------------------------------------------------------------------
         13               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                        3.2%
----------------------    -------------------------------------------------------------------------------------------------------
         14               TYPE OF REPORTING PERSON:                               CO
----------------------    -------------------------------------------------------------------------------------------------------

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
CUSIP No. 019589                                                13D                                            Page 3 of 112 Pages
-----------------------------------------------------------              --------------------------------------------------------

----------------------    -------------------------------------------------------------------------------------------------------
          1               NAME OF REPORTING PERSON                                DLJ MERCHANT BANKING PARTNERS II, L.P.
                          S.S. OR I.R.S. IDENTIFICATION NO.
                          OF ABOVE PERSON
----------------------   -------------------------------------------------------------------------------------------------------
          2               CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                    (a) / /
                                                                                                               (b) /X/
----------------------    -------------------------------------------------------------------------------------------------------
          3               SEC USE ONLY
----------------------    -------------------------------------------------------------------------------------------------------
          4               SOURCE OF FUNDS:                                                  WC
----------------------    -------------------------------------------------------------------------------------------------------
          5               CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
                          REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):                                                  / /
----------------------    -------------------------------------------------------------------------------------------------------
          6               CITIZENSHIP OR PLACE OF ORGANIZATION:                                              Delaware
----------------------    -------------------------------------------------------------------------------------------------------

      NUMBER OF                  7                SOLE VOTING POWER:                                                  0
       SHARES             -------------------     -------------------------------------------------------------------------------

     BENEFICIALLY                8                SHARED VOTING POWER:                                        6,111,111.1
      OWNED BY            -------------------     -------------------------------------------------------------------------------

        EACH                     9                SOLE DISPOSITIVE POWER:                                     3,849,555.6
      REPORTING           -------------------     -------------------------------------------------------------------------------

     PERSON WITH                 10               SHARED DISPOSITIVE POWER:                                           0
----------------------    -------------------------------------------------------------------------------------------------------
         11               AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:
                                                                                                              6,111,111.1
----------------------    -------------------------------------------------------------------------------------------------------
         12               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                   / /
----------------------    -------------------------------------------------------------------------------------------------------
         13               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                        3.2%
----------------------    -------------------------------------------------------------------------------------------------------
         14               TYPE OF REPORTING PERSON:                               PN
----------------------    -------------------------------------------------------------------------------------------------------

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
CUSIP No. 019589                                                13D                                            Page 4 of 112 Pages
-----------------------------------------------------------              --------------------------------------------------------

----------------------    -------------------------------------------------------------------------------------------------------
          1               NAME OF REPORTING PERSON                                 DLJ MERCHANT BANKING PARTNERS II-A, L.P.
                          S.S. OR I.R.S. IDENTIFICATION NO.
                          OF ABOVE PERSON
----------------------   -------------------------------------------------------------------------------------------------------
          2               CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                    (a) / /
                                                                                                               (b) /X/
----------------------    -------------------------------------------------------------------------------------------------------
          3               SEC USE ONLY
----------------------    -------------------------------------------------------------------------------------------------------
          4               SOURCE OF FUNDS:                                                  WC
----------------------    -------------------------------------------------------------------------------------------------------
          5               CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
                          REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):                                                  / /
----------------------    -------------------------------------------------------------------------------------------------------
          6               CITIZENSHIP OR PLACE OF ORGANIZATION:                                              Delaware
----------------------    -------------------------------------------------------------------------------------------------------

      NUMBER OF                  7                SOLE VOTING POWER:                                                  0
       SHARES             -------------------     -------------------------------------------------------------------------------

     BENEFICIALLY                8                SHARED VOTING POWER:                                        6,111,111.1
      OWNED BY            -------------------     -------------------------------------------------------------------------------

        EACH                     9                SOLE DISPOSITIVE POWER:                                       153,333.3
      REPORTING           -------------------     -------------------------------------------------------------------------------

     PERSON WITH                 10               SHARED DISPOSITIVE POWER:                                           0
----------------------    -------------------------------------------------------------------------------------------------------
         11               AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:
                                                                                                              6,111,111.1
----------------------    -------------------------------------------------------------------------------------------------------
         12               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                   / /
----------------------    -------------------------------------------------------------------------------------------------------
         13               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                        3.2%
----------------------    -------------------------------------------------------------------------------------------------------
         14               TYPE OF REPORTING PERSON:                               PN
----------------------    -------------------------------------------------------------------------------------------------------



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-----------------------------------------------------------              --------------------------------------------------------
CUSIP No. 019589                                                13D                                            Page 5 of 112 Pages
-----------------------------------------------------------              --------------------------------------------------------

----------------------    -------------------------------------------------------------------------------------------------------
          1               NAME OF REPORTING PERSON                                 DLJ DIVERSIFIED PARTNERS, L.P.
                          S.S. OR I.R.S. IDENTIFICATION NO.
                          OF ABOVE PERSON
----------------------   -------------------------------------------------------------------------------------------------------
          2               CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                    (a) / /
                                                                                                               (b) /X/
----------------------    -------------------------------------------------------------------------------------------------------
          3               SEC USE ONLY
----------------------    -------------------------------------------------------------------------------------------------------
          4               SOURCE OF FUNDS:                                                  WC
----------------------    -------------------------------------------------------------------------------------------------------
          5               CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
                          REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):                                                  / /
----------------------    -------------------------------------------------------------------------------------------------------
          6               CITIZENSHIP OR PLACE OF ORGANIZATION:                                              Delaware
----------------------    -------------------------------------------------------------------------------------------------------

      NUMBER OF                  7                SOLE VOTING POWER:                                                  0
       SHARES             -------------------     -------------------------------------------------------------------------------

     BENEFICIALLY                8                SHARED VOTING POWER:                                        6,111,111.1
      OWNED BY            -------------------     -------------------------------------------------------------------------------

        EACH                     9                SOLE DISPOSITIVE POWER:                                       225,055.6
      REPORTING           -------------------     -------------------------------------------------------------------------------

     PERSON WITH                 10               SHARED DISPOSITIVE POWER:                                           0
----------------------    -------------------------------------------------------------------------------------------------------
         11               AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:
                                                                                                              6,111,111.1
----------------------    -------------------------------------------------------------------------------------------------------
         12               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                   / /
----------------------    -------------------------------------------------------------------------------------------------------
         13               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                        3.2%
----------------------    -------------------------------------------------------------------------------------------------------
         14               TYPE OF REPORTING PERSON:                               PN
----------------------    -------------------------------------------------------------------------------------------------------



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-----------------------------------------------------------              --------------------------------------------------------
CUSIP No. 019589                                                13D                                            Page 6 of 112 Pages
-----------------------------------------------------------              --------------------------------------------------------

----------------------    -------------------------------------------------------------------------------------------------------
          1               NAME OF REPORTING PERSON                                 DLJ DIVERSIFIED PARTNERS-A, L.P.
                          S.S. OR I.R.S. IDENTIFICATION NO.
                          OF ABOVE PERSON
----------------------   -------------------------------------------------------------------------------------------------------
          2               CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                    (a) / /
                                                                                                               (b) /X/
----------------------    -------------------------------------------------------------------------------------------------------
          3               SEC USE ONLY
----------------------    -------------------------------------------------------------------------------------------------------
          4               SOURCE OF FUNDS:                                                  WC
----------------------    -------------------------------------------------------------------------------------------------------
          5               CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
                          REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):                                                  / /
----------------------    -------------------------------------------------------------------------------------------------------
          6               CITIZENSHIP OR PLACE OF ORGANIZATION:                                              Delaware
----------------------    -------------------------------------------------------------------------------------------------------

      NUMBER OF                  7                SOLE VOTING POWER:                                                  0
       SHARES             -------------------     -------------------------------------------------------------------------------

     BENEFICIALLY                8                SHARED VOTING POWER:                                        6,111,111.1
      OWNED BY            -------------------     -------------------------------------------------------------------------------

        EACH                     9                SOLE DISPOSITIVE POWER:                                       83,555.6
      REPORTING           -------------------     -------------------------------------------------------------------------------

     PERSON WITH                 10               SHARED DISPOSITIVE POWER:                                           0
----------------------    -------------------------------------------------------------------------------------------------------
         11               AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:
                                                                                                              6,111,111.1
----------------------    -------------------------------------------------------------------------------------------------------
         12               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                   / /
----------------------    -------------------------------------------------------------------------------------------------------
         13               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                        3.2%
----------------------    -------------------------------------------------------------------------------------------------------
         14               TYPE OF REPORTING PERSON:                               PN
----------------------    -------------------------------------------------------------------------------------------------------



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


-----------------------------------------------------------              --------------------------------------------------------
CUSIP No. 019589                                                13D                                            Page 7 of 112 Pages
-----------------------------------------------------------              --------------------------------------------------------

----------------------    -------------------------------------------------------------------------------------------------------
          1               NAME OF REPORTING PERSON                                 DLJ MILLENNIUM PARTNERS, L.P.
                          S.S. OR I.R.S. IDENTIFICATION NO.
                          OF ABOVE PERSON
----------------------   -------------------------------------------------------------------------------------------------------
          2               CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                    (a) / /
                                                                                                               (b) /X/
----------------------    -------------------------------------------------------------------------------------------------------
          3               SEC USE ONLY
----------------------    -------------------------------------------------------------------------------------------------------
          4               SOURCE OF FUNDS:                                                  WC
----------------------    -------------------------------------------------------------------------------------------------------
          5               CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
                          REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):                                                  / /
----------------------    -------------------------------------------------------------------------------------------------------
          6               CITIZENSHIP OR PLACE OF ORGANIZATION:                                              Delaware
----------------------    -------------------------------------------------------------------------------------------------------

      NUMBER OF                  7                SOLE VOTING POWER:                                                  0
       SHARES             -------------------     -------------------------------------------------------------------------------

     BENEFICIALLY                8                SHARED VOTING POWER:                                        6,111,111.1
      OWNED BY            -------------------     -------------------------------------------------------------------------------

        EACH                     9                SOLE DISPOSITIVE POWER:                                       62,222.2
      REPORTING           -------------------     -------------------------------------------------------------------------------

     PERSON WITH                 10               SHARED DISPOSITIVE POWER:                                           0
----------------------    -------------------------------------------------------------------------------------------------------
         11               AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:
                                                                                                              6,111,111.1
----------------------    -------------------------------------------------------------------------------------------------------
         12               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                   / /
----------------------    -------------------------------------------------------------------------------------------------------
         13               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                        3.2%
----------------------    -------------------------------------------------------------------------------------------------------
         14               TYPE OF REPORTING PERSON:                               PN
----------------------    -------------------------------------------------------------------------------------------------------



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
CUSIP No. 019589                                                13D                                            Page 8 of 112 Pages
-----------------------------------------------------------              --------------------------------------------------------

----------------------    -------------------------------------------------------------------------------------------------------
          1               NAME OF REPORTING PERSON                                 DLJ MILLENIUM PARTNERS-A, L.P.
                          S.S. OR I.R.S. IDENTIFICATION NO.
                          OF ABOVE PERSON
----------------------   -------------------------------------------------------------------------------------------------------
          2               CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                    (a) / /
                                                                                                               (b) /X/
----------------------    -------------------------------------------------------------------------------------------------------
          3               SEC USE ONLY
----------------------    -------------------------------------------------------------------------------------------------------
          4               SOURCE OF FUNDS:                                                  WC
----------------------    -------------------------------------------------------------------------------------------------------
          5               CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
                          REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):                                                  / /
----------------------    -------------------------------------------------------------------------------------------------------
          6               CITIZENSHIP OR PLACE OF ORGANIZATION:                                              Delaware
----------------------    -------------------------------------------------------------------------------------------------------

      NUMBER OF                  7                SOLE VOTING POWER:                                                  0
       SHARES             -------------------     -------------------------------------------------------------------------------

     BENEFICIALLY                8                SHARED VOTING POWER:                                        6,111,111.1
      OWNED BY            -------------------     -------------------------------------------------------------------------------

        EACH                     9                SOLE DISPOSITIVE POWER:                                       12,166.7
      REPORTING           -------------------     -------------------------------------------------------------------------------

     PERSON WITH                 10               SHARED DISPOSITIVE POWER:                                           0
----------------------    -------------------------------------------------------------------------------------------------------
         11               AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:
                                                                                                              6,111,111.1
----------------------    -------------------------------------------------------------------------------------------------------
         12               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                   / /
----------------------    -------------------------------------------------------------------------------------------------------
         13               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                        3.2%
----------------------    -------------------------------------------------------------------------------------------------------
         14               TYPE OF REPORTING PERSON:                               PN
----------------------    -------------------------------------------------------------------------------------------------------




-----------------------------------------------------------              --------------------------------------------------------
CUSIP No. 019589                                                13D                                            Page 9 of 112 Pages
-----------------------------------------------------------              --------------------------------------------------------

----------------------    -------------------------------------------------------------------------------------------------------
          1               NAME OF REPORTING PERSON                                 DLJ FIRST ESC, L.P.
                          S.S. OR I.R.S. IDENTIFICATION NO.
                          OF ABOVE PERSON
----------------------   -------------------------------------------------------------------------------------------------------
          2               CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                    (a) / /
                                                                                                               (b) /X/
----------------------    -------------------------------------------------------------------------------------------------------
          3               SEC USE ONLY
----------------------    -------------------------------------------------------------------------------------------------------
          4               SOURCE OF FUNDS:                                                  WC
----------------------    -------------------------------------------------------------------------------------------------------
          5               CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
                          REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):                                                  / /
----------------------    -------------------------------------------------------------------------------------------------------
          6               CITIZENSHIP OR PLACE OF ORGANIZATION:                                              Delaware
----------------------    -------------------------------------------------------------------------------------------------------

      NUMBER OF                  7                SOLE VOTING POWER:                                                  0
       SHARES             -------------------     -------------------------------------------------------------------------------

     BENEFICIALLY                8                SHARED VOTING POWER:                                        6,111,111.1
      OWNED BY            -------------------     -------------------------------------------------------------------------------

        EACH                     9                SOLE DISPOSITIVE POWER:                                       7,388.9
      REPORTING           -------------------     -------------------------------------------------------------------------------

     PERSON WITH                 10               SHARED DISPOSITIVE POWER:                                           0
----------------------    -------------------------------------------------------------------------------------------------------
         11               AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:
                                                                                                              6,111,111.1
----------------------    -------------------------------------------------------------------------------------------------------
         12               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                   / /
----------------------    -------------------------------------------------------------------------------------------------------
         13               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                        3.2%
----------------------    -------------------------------------------------------------------------------------------------------
         14               TYPE OF REPORTING PERSON:                               PN
----------------------    -------------------------------------------------------------------------------------------------------




-----------------------------------------------------------              --------------------------------------------------------
CUSIP No. 019589                                                13D                                            Page 10 of 112 Pages
-----------------------------------------------------------              --------------------------------------------------------

----------------------    -------------------------------------------------------------------------------------------------------
          1               NAME OF REPORTING PERSON                                 DLJ OFFSHORE PARTNERS II, C.V.
                          S.S. OR I.R.S. IDENTIFICATION NO.
                          OF ABOVE PERSON
----------------------   -------------------------------------------------------------------------------------------------------
          2               CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                    (a) / /
                                                                                                               (b) /X/
----------------------    -------------------------------------------------------------------------------------------------------
          3               SEC USE ONLY
----------------------    -------------------------------------------------------------------------------------------------------
          4               SOURCE OF FUNDS:                                                  WC
----------------------    -------------------------------------------------------------------------------------------------------
          5               CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
                          REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):                                                  / /
----------------------    -------------------------------------------------------------------------------------------------------
          6               CITIZENSHIP OR PLACE OF ORGANIZATION:                                              Netherlands Antilles
----------------------    -------------------------------------------------------------------------------------------------------

      NUMBER OF                  7                SOLE VOTING POWER:                                                  0
       SHARES             -------------------     -------------------------------------------------------------------------------

     BENEFICIALLY                8                SHARED VOTING POWER:                                        6,111,111.1
      OWNED BY            -------------------     -------------------------------------------------------------------------------

        EACH                     9                SOLE DISPOSITIVE POWER:                                       189,277.8
      REPORTING           -------------------     -------------------------------------------------------------------------------

     PERSON WITH                 10               SHARED DISPOSITIVE POWER:                                           0
----------------------    -------------------------------------------------------------------------------------------------------
         11               AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:
                                                                                                              6,111,111.1
----------------------    -------------------------------------------------------------------------------------------------------
         12               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                   / /
----------------------    -------------------------------------------------------------------------------------------------------
         13               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                        3.2%
----------------------    -------------------------------------------------------------------------------------------------------
         14               TYPE OF REPORTING PERSON:                               PN
----------------------    -------------------------------------------------------------------------------------------------------




-----------------------------------------------------------              --------------------------------------------------------
CUSIP No. 019589                                                13D                                            Page 11 of 112 Pages
-----------------------------------------------------------              --------------------------------------------------------

----------------------    -------------------------------------------------------------------------------------------------------
          1               NAME OF REPORTING PERSON                                 DLJ EAB PARTNERS, L.P.
                          S.S. OR I.R.S. IDENTIFICATION NO.
                          OF ABOVE PERSON
----------------------   -------------------------------------------------------------------------------------------------------
          2               CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                    (a) / /
                                                                                                               (b) /X/
----------------------    -------------------------------------------------------------------------------------------------------
          3               SEC USE ONLY
----------------------    -------------------------------------------------------------------------------------------------------
          4               SOURCE OF FUNDS:                                                  WC
----------------------    -------------------------------------------------------------------------------------------------------
          5               CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
                          REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):                                                  / /
----------------------    -------------------------------------------------------------------------------------------------------
          6               CITIZENSHIP OR PLACE OF ORGANIZATION:                                              Delaware
----------------------    -------------------------------------------------------------------------------------------------------

      NUMBER OF                  7                SOLE VOTING POWER:                                                  0
       SHARES             -------------------     -------------------------------------------------------------------------------

     BENEFICIALLY                8                SHARED VOTING POWER:                                        6,111,111.1
      OWNED BY            -------------------     -------------------------------------------------------------------------------

        EACH                     9                SOLE DISPOSITIVE POWER:                                       17,277.8
      REPORTING           -------------------     -------------------------------------------------------------------------------

     PERSON WITH                 10               SHARED DISPOSITIVE POWER:                                           0
----------------------    -------------------------------------------------------------------------------------------------------
         11               AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:
                                                                                                              6,111,111.1
----------------------    -------------------------------------------------------------------------------------------------------
         12               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                   / /
----------------------    -------------------------------------------------------------------------------------------------------
         13               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                        3.2%
----------------------    -------------------------------------------------------------------------------------------------------
         14               TYPE OF REPORTING PERSON:                               PN
----------------------    -------------------------------------------------------------------------------------------------------




-----------------------------------------------------------              --------------------------------------------------------
CUSIP No. 019589                                                13D                                            Page 12 of 112 Pages
-----------------------------------------------------------              --------------------------------------------------------

----------------------    -------------------------------------------------------------------------------------------------------
          1               NAME OF REPORTING PERSON                                  DLJ ESC II, L.P.
                          S.S. OR I.R.S. IDENTIFICATION NO.
                          OF ABOVE PERSON
----------------------   -------------------------------------------------------------------------------------------------------
          2               CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                    (a) / /
                                                                                                               (b) /X/
----------------------    -------------------------------------------------------------------------------------------------------
          3               SEC USE ONLY
----------------------    -------------------------------------------------------------------------------------------------------
          4               SOURCE OF FUNDS:                                                 WC
----------------------    -------------------------------------------------------------------------------------------------------
          5               CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
                          REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):                                                  / /
----------------------    -------------------------------------------------------------------------------------------------------
          6               CITIZENSHIP OR PLACE OF ORGANIZATION:                                              Delaware
----------------------    -------------------------------------------------------------------------------------------------------

      NUMBER OF                  7                SOLE VOTING POWER:                                                  0
       SHARES             -------------------     -------------------------------------------------------------------------------

     BENEFICIALLY                8                SHARED VOTING POWER:                                        6,111,111.1
      OWNED BY            -------------------     -------------------------------------------------------------------------------

        EACH                     9                SOLE DISPOSITIVE POWER:                                       725,944.4
      REPORTING           -------------------     -------------------------------------------------------------------------------

     PERSON WITH                 10               SHARED DISPOSITIVE POWER:                                           0
----------------------    -------------------------------------------------------------------------------------------------------
         11               AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:
                                                                                                              6,111,111.1
----------------------    -------------------------------------------------------------------------------------------------------
         12               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                   / /
----------------------    -------------------------------------------------------------------------------------------------------
         13               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                        3.2%
----------------------    -------------------------------------------------------------------------------------------------------
         14               TYPE OF REPORTING PERSON:                               PN
----------------------    -------------------------------------------------------------------------------------------------------




-----------------------------------------------------------              --------------------------------------------------------
CUSIP No. 019589                                                13D                                            Page 13 of 112 Pages
-----------------------------------------------------------              --------------------------------------------------------

----------------------    -------------------------------------------------------------------------------------------------------
          1               NAME OF REPORTING PERSON                                 DLJ MERCHANT BANKING II, LLC
                          S.S. OR I.R.S. IDENTIFICATION NO.
                          OF ABOVE PERSON
----------------------   -------------------------------------------------------------------------------------------------------
          2               CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                    (a) / /
                                                                                                               (b) /X/
----------------------    -------------------------------------------------------------------------------------------------------
          3               SEC USE ONLY
----------------------    -------------------------------------------------------------------------------------------------------
          4               SOURCE OF FUNDS:                                                  OO
----------------------    -------------------------------------------------------------------------------------------------------
          5               CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
                          REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):                                                  / /
----------------------    -------------------------------------------------------------------------------------------------------
          6               CITIZENSHIP OR PLACE OF ORGANIZATION:                                              Delaware
----------------------    -------------------------------------------------------------------------------------------------------

      NUMBER OF                  7                SOLE VOTING POWER:                                                  0
       SHARES             -------------------     -------------------------------------------------------------------------------

     BENEFICIALLY                8                SHARED VOTING POWER:                                        6,111,111.1
      OWNED BY            -------------------     -------------------------------------------------------------------------------

        EACH                     9                SOLE DISPOSITIVE POWER:                                     4,283,833.3
      REPORTING           -------------------     -------------------------------------------------------------------------------

     PERSON WITH                 10               SHARED DISPOSITIVE POWER:                                           0
----------------------    -------------------------------------------------------------------------------------------------------
         11               AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:
                                                                                                              6,111,111.1
----------------------    -------------------------------------------------------------------------------------------------------
         12               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                   / /
----------------------    -------------------------------------------------------------------------------------------------------
         13               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                        3.2%
----------------------    -------------------------------------------------------------------------------------------------------
         14               TYPE OF REPORTING PERSON:                               IA
----------------------    -------------------------------------------------------------------------------------------------------




-----------------------------------------------------------              --------------------------------------------------------
CUSIP No. 019589                                                13D                                            Page 14 of 112 Pages
-----------------------------------------------------------              --------------------------------------------------------

----------------------    -------------------------------------------------------------------------------------------------------
          1               NAME OF REPORTING PERSON                                 DLJ MERCHANT BANKING II, INC.
                          S.S. OR I.R.S. IDENTIFICATION NO.
                          OF ABOVE PERSON
----------------------   -------------------------------------------------------------------------------------------------------
          2               CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                    (a) / /
                                                                                                               (b) /X/
----------------------    -------------------------------------------------------------------------------------------------------
          3               SEC USE ONLY
----------------------    -------------------------------------------------------------------------------------------------------
          4               SOURCE OF FUNDS:                                                  OO
----------------------    -------------------------------------------------------------------------------------------------------
          5               CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
                          REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):                                                  / /
----------------------    -------------------------------------------------------------------------------------------------------
          6               CITIZENSHIP OR PLACE OF ORGANIZATION:                                              Delaware
----------------------    -------------------------------------------------------------------------------------------------------

      NUMBER OF                  7                SOLE VOTING POWER:                                                  0
       SHARES             -------------------     -------------------------------------------------------------------------------

     BENEFICIALLY                8                SHARED VOTING POWER:                                        6,111,111.1
      OWNED BY            -------------------     -------------------------------------------------------------------------------

        EACH                     9                SOLE DISPOSITIVE POWER:                                     4,283,833.3
      REPORTING           -------------------     -------------------------------------------------------------------------------

     PERSON WITH                 10               SHARED DISPOSITIVE POWER:                                           0
----------------------    -------------------------------------------------------------------------------------------------------
         11               AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:
                                                                                                              6,111,111.1
----------------------    -------------------------------------------------------------------------------------------------------
         12               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                   / /
----------------------    -------------------------------------------------------------------------------------------------------
         13               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                        3.2%
----------------------    -------------------------------------------------------------------------------------------------------
         14               TYPE OF REPORTING PERSON:                               CO, IA
----------------------    -------------------------------------------------------------------------------------------------------




-----------------------------------------------------------              --------------------------------------------------------
CUSIP No. 019589                                                13D                                            Page 15 of 112 Pages
-----------------------------------------------------------              --------------------------------------------------------

----------------------    -------------------------------------------------------------------------------------------------------
          1               NAME OF REPORTING PERSON                                 DLJ DIVERSIFIED ASSOCIATES, L.P.
                          S.S. OR I.R.S. IDENTIFICATION NO.
                          OF ABOVE PERSON
----------------------   -------------------------------------------------------------------------------------------------------
          2               CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                    (a) / /
                                                                                                               (b) /X/
----------------------    -------------------------------------------------------------------------------------------------------
          3               SEC USE ONLY
----------------------    -------------------------------------------------------------------------------------------------------
          4               SOURCE OF FUNDS:                                                  OO
----------------------    -------------------------------------------------------------------------------------------------------
          5               CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
                          REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):                                                  / /
----------------------    -------------------------------------------------------------------------------------------------------
          6               CITIZENSHIP OR PLACE OF ORGANIZATION:                                              Delaware
----------------------    -------------------------------------------------------------------------------------------------------

      NUMBER OF                  7                SOLE VOTING POWER:                                                  0
       SHARES             -------------------     -------------------------------------------------------------------------------

     BENEFICIALLY                8                SHARED VOTING POWER:                                        6,111,111.1
      OWNED BY            -------------------     -------------------------------------------------------------------------------

        EACH                     9                SOLE DISPOSITIVE POWER:                                       308,611.2
      REPORTING           -------------------     -------------------------------------------------------------------------------

     PERSON WITH                 10               SHARED DISPOSITIVE POWER:                                           0
----------------------    -------------------------------------------------------------------------------------------------------
         11               AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:
                                                                                                              6,111,111.1
----------------------    -------------------------------------------------------------------------------------------------------
         12               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                   / /
----------------------    -------------------------------------------------------------------------------------------------------
         13               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                        3.2%
----------------------    -------------------------------------------------------------------------------------------------------
         14               TYPE OF REPORTING PERSON:                               PN
----------------------    -------------------------------------------------------------------------------------------------------




-----------------------------------------------------------              --------------------------------------------------------
CUSIP No. 019589                                                13D                                            Page 16 of 112 Pages
-----------------------------------------------------------              --------------------------------------------------------

----------------------    -------------------------------------------------------------------------------------------------------
          1               NAME OF REPORTING PERSON                                 DLJ DIVERSIFIED PARTNERS, INC.
                          S.S. OR I.R.S. IDENTIFICATION NO.
                          OF ABOVE PERSON
----------------------   -------------------------------------------------------------------------------------------------------
          2               CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                    (a) / /
                                                                                                               (b) /X/
----------------------    -------------------------------------------------------------------------------------------------------
          3               SEC USE ONLY
----------------------    -------------------------------------------------------------------------------------------------------
          4               SOURCE OF FUNDS:                                                  OO
----------------------    -------------------------------------------------------------------------------------------------------
          5               CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
                          REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):                                                  / /
----------------------    -------------------------------------------------------------------------------------------------------
          6               CITIZENSHIP OR PLACE OF ORGANIZATION:                                              Delaware
----------------------    -------------------------------------------------------------------------------------------------------

      NUMBER OF                  7                SOLE VOTING POWER:                                                  0
       SHARES             -------------------     -------------------------------------------------------------------------------

     BENEFICIALLY                8                SHARED VOTING POWER:                                        6,111,111.1
      OWNED BY            -------------------     -------------------------------------------------------------------------------

        EACH                     9                SOLE DISPOSITIVE POWER:                                       308,611.2
      REPORTING           -------------------     -------------------------------------------------------------------------------

     PERSON WITH                 10               SHARED DISPOSITIVE POWER:                                           0
----------------------    -------------------------------------------------------------------------------------------------------
         11               AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:
                                                                                                              6,111,111.1
----------------------    -------------------------------------------------------------------------------------------------------
         12               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                   / /
----------------------    -------------------------------------------------------------------------------------------------------
         13               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                        3.2%
----------------------    -------------------------------------------------------------------------------------------------------
         14               TYPE OF REPORTING PERSON:                               CO
----------------------    -------------------------------------------------------------------------------------------------------




-----------------------------------------------------------              --------------------------------------------------------
CUSIP No. 019589                                                13D                                            Page 17 of 112 Pages
-----------------------------------------------------------              --------------------------------------------------------

----------------------    -------------------------------------------------------------------------------------------------------
          1               NAME OF REPORTING PERSON                                 DLJ LBO PLANS MANAGEMENT CORPORATION
                          S.S. OR I.R.S. IDENTIFICATION NO.
                          OF ABOVE PERSON
----------------------   -------------------------------------------------------------------------------------------------------
          2               CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                    (a) / /
                                                                                                               (b) /X/
----------------------    -------------------------------------------------------------------------------------------------------
          3               SEC USE ONLY
----------------------    -------------------------------------------------------------------------------------------------------
          4               SOURCE OF FUNDS:                                                  OO
----------------------    -------------------------------------------------------------------------------------------------------
          5               CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
                          REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):                                                  / /
----------------------    -------------------------------------------------------------------------------------------------------
          6               CITIZENSHIP OR PLACE OF ORGANIZATION:                                              Delaware
----------------------    -------------------------------------------------------------------------------------------------------

      NUMBER OF                  7                SOLE VOTING POWER:                                                  0
       SHARES             -------------------     -------------------------------------------------------------------------------

     BENEFICIALLY                8                SHARED VOTING POWER:                                        6,111,111.1
      OWNED BY            -------------------     -------------------------------------------------------------------------------

        EACH                     9                SOLE DISPOSITIVE POWER:                                       750,611.1
      REPORTING           -------------------     -------------------------------------------------------------------------------

     PERSON WITH                 10               SHARED DISPOSITIVE POWER:                                           0
----------------------    -------------------------------------------------------------------------------------------------------
         11               AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:
                                                                                                              6,111,111.1
----------------------    -------------------------------------------------------------------------------------------------------
         12               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                   / /
----------------------    -------------------------------------------------------------------------------------------------------
         13               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                        3.2%
----------------------    -------------------------------------------------------------------------------------------------------
         14               TYPE OF REPORTING PERSON:                               CO
----------------------    -------------------------------------------------------------------------------------------------------




-----------------------------------------------------------              --------------------------------------------------------
CUSIP No. 019589                                                13D                                            Page 18 of 112 Pages
-----------------------------------------------------------              --------------------------------------------------------

----------------------    -------------------------------------------------------------------------------------------------------
          1               NAME OF REPORTING PERSON                                 DLJ CAPITAL INVESTORS, INC.
                          S.S. OR I.R.S. IDENTIFICATION NO.
                          OF ABOVE PERSON
----------------------   -------------------------------------------------------------------------------------------------------
          2               CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                    (a) / /
                                                                                                               (b) /X/
----------------------    -------------------------------------------------------------------------------------------------------
          3               SEC USE ONLY
----------------------    -------------------------------------------------------------------------------------------------------
          4               SOURCE OF FUNDS:                                                  N/A
----------------------    -------------------------------------------------------------------------------------------------------
          5               CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
                          REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):                                                  / /
----------------------    -------------------------------------------------------------------------------------------------------
          6               CITIZENSHIP OR PLACE OF ORGANIZATION:                                              Delaware
----------------------    -------------------------------------------------------------------------------------------------------

      NUMBER OF                  7                SOLE VOTING POWER:                                                  0
       SHARES             -------------------     -------------------------------------------------------------------------------

     BENEFICIALLY                8                SHARED VOTING POWER:                                        6,111,111.1
      OWNED BY            -------------------     -------------------------------------------------------------------------------

        EACH                     9                SOLE DISPOSITIVE POWER:                                       785,333.3
      REPORTING           -------------------     -------------------------------------------------------------------------------

     PERSON WITH                 10               SHARED DISPOSITIVE POWER:                                           0
----------------------    -------------------------------------------------------------------------------------------------------
         11               AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:
                                                                                                              6,111,111.1
----------------------    -------------------------------------------------------------------------------------------------------
         12               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                   / /
----------------------    -------------------------------------------------------------------------------------------------------
         13               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                        3.2%
----------------------    -------------------------------------------------------------------------------------------------------
         14               TYPE OF REPORTING PERSON:                               CO
----------------------    -------------------------------------------------------------------------------------------------------




-----------------------------------------------------------              --------------------------------------------------------
CUSIP No. 019589                                                13D                                            Page 19 of 112 Pages
-----------------------------------------------------------              --------------------------------------------------------

----------------------    -------------------------------------------------------------------------------------------------------
          1               NAME OF REPORTING PERSON                                 DONALDSON, LUFKIN & JENRETTE, INC.
                          S.S. OR I.R.S. IDENTIFICATION NO.
                          OF ABOVE PERSON
----------------------   -------------------------------------------------------------------------------------------------------
          2               CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                    (a) / /
                                                                                                               (b) /X/
----------------------    -------------------------------------------------------------------------------------------------------
          3               SEC USE ONLY
----------------------    -------------------------------------------------------------------------------------------------------
          4               SOURCE OF FUNDS:                                                  N/A
----------------------    -------------------------------------------------------------------------------------------------------
          5               CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
                          REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):                                                  / /
----------------------    -------------------------------------------------------------------------------------------------------
          6               CITIZENSHIP OR PLACE OF ORGANIZATION:                                              Delaware
----------------------    -------------------------------------------------------------------------------------------------------

      NUMBER OF                  7                SOLE VOTING POWER:                                                  0
       SHARES             -------------------     -------------------------------------------------------------------------------

     BENEFICIALLY                8                SHARED VOTING POWER:                                        6,111,111.1
      OWNED BY            -------------------     -------------------------------------------------------------------------------

        EACH                     9                SOLE DISPOSITIVE POWER:                                     6,111,111.1
      REPORTING           -------------------     -------------------------------------------------------------------------------

     PERSON WITH                 10               SHARED DISPOSITIVE POWER:                                           0
----------------------    -------------------------------------------------------------------------------------------------------
         11               AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:
                                                                                                              6,111,111.1
----------------------    -------------------------------------------------------------------------------------------------------
         12               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                   / /
----------------------    -------------------------------------------------------------------------------------------------------
         13               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                        3.2%
----------------------    -------------------------------------------------------------------------------------------------------
         14               TYPE OF REPORTING PERSON:                               HC, CO
----------------------    -------------------------------------------------------------------------------------------------------




-----------------------------------------------------------              --------------------------------------------------------
CUSIP No. 019589                                                13D                                            Page 20 of 112 Pages
-----------------------------------------------------------              --------------------------------------------------------

----------------------    -------------------------------------------------------------------------------------------------------
          1               NAME OF REPORTING PERSON                                 THE EQUITABLE COMPANIES INCORPORATED
                          S.S. OR I.R.S. IDENTIFICATION NO.
                          OF ABOVE PERSON
----------------------   -------------------------------------------------------------------------------------------------------
          2               CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                    (a) / /
                                                                                                               (b) / /
----------------------    -------------------------------------------------------------------------------------------------------
          3               SEC USE ONLY
----------------------    -------------------------------------------------------------------------------------------------------
          4               SOURCE OF FUNDS:                                                  N/A
----------------------    -------------------------------------------------------------------------------------------------------
          5               CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
                          REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):                                                  / /
----------------------    -------------------------------------------------------------------------------------------------------
          6               CITIZENSHIP OR PLACE OF ORGANIZATION:                                              Delaware
----------------------    -------------------------------------------------------------------------------------------------------

      NUMBER OF                  7                SOLE VOTING POWER:                                                  0
       SHARES             -------------------     -------------------------------------------------------------------------------

     BENEFICIALLY                8                SHARED VOTING POWER:                                        6,111,111.1
      OWNED BY            -------------------     -------------------------------------------------------------------------------

        EACH                     9                SOLE DISPOSITIVE POWER:                                     6,111,111.1
      REPORTING           -------------------     -------------------------------------------------------------------------------

     PERSON WITH                 10               SHARED DISPOSITIVE POWER:                                           0
----------------------    -------------------------------------------------------------------------------------------------------
         11               AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:
                                                                                                              6,111,111.1
----------------------    -------------------------------------------------------------------------------------------------------
         12               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                   / /
----------------------    -------------------------------------------------------------------------------------------------------
         13               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                        3.2%
----------------------    -------------------------------------------------------------------------------------------------------
         14               TYPE OF REPORTING PERSON:                               CO, HC
----------------------    -------------------------------------------------------------------------------------------------------




-----------------------------------------------------------              --------------------------------------------------------
CUSIP No. 019589                                                13D                                            Page 21 of 112 Pages
-----------------------------------------------------------              --------------------------------------------------------

----------------------    -------------------------------------------------------------------------------------------------------
          1               NAME OF REPORTING PERSON                                 AXA
                          S.S. OR I.R.S. IDENTIFICATION NO.
                          OF ABOVE PERSON
----------------------   -------------------------------------------------------------------------------------------------------
          2               CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                    (a) / /
                                                                                                               (b) / /
----------------------    -------------------------------------------------------------------------------------------------------
          3               SEC USE ONLY
----------------------    -------------------------------------------------------------------------------------------------------
          4               SOURCE OF FUNDS:                                                  N/A
----------------------    -------------------------------------------------------------------------------------------------------
          5               CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
                          REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):                                                  / /
----------------------    -------------------------------------------------------------------------------------------------------
          6               CITIZENSHIP OR PLACE OF ORGANIZATION:                                              France
----------------------    -------------------------------------------------------------------------------------------------------

      NUMBER OF                  7                SOLE VOTING POWER:                                         See Item 5
       SHARES             -------------------     -------------------------------------------------------------------------------

     BENEFICIALLY                8                SHARED VOTING POWER:                                       See Item 5
      OWNED BY            -------------------     -------------------------------------------------------------------------------

        EACH                     9                SOLE DISPOSITIVE POWER:                                    See Item 5
      REPORTING           -------------------     -------------------------------------------------------------------------------

     PERSON WITH                 10               SHARED DISPOSITIVE POWER:                                  See Item 5
----------------------    -------------------------------------------------------------------------------------------------------
         11               AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:
                                                                                                              6,111,111.1 - See
                                                                                                              Item 5 (not to be
                                                                                                              construed as an
                                                                                                              admission of
                                                                                                              beneficial ownership)
----------------------    -------------------------------------------------------------------------------------------------------
         12               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                   / /
----------------------    -------------------------------------------------------------------------------------------------------
         13               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                        3.2%
                                                                                                                     See Item 5
----------------------    -------------------------------------------------------------------------------------------------------
         14               TYPE OF REPORTING PERSON:                               HC
----------------------    -------------------------------------------------------------------------------------------------------




-----------------------------------------------------------              --------------------------------------------------------
CUSIP No. 019589                                                13D                                            Page 22 of 112 Pages
-----------------------------------------------------------              --------------------------------------------------------

----------------------    -------------------------------------------------------------------------------------------------------
          1               NAME OF REPORTING PERSON                                 FINAXA
                          S.S. OR I.R.S. IDENTIFICATION NO.
                          OF ABOVE PERSON
----------------------   -------------------------------------------------------------------------------------------------------
          2               CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                    (a) / /
                                                                                                               (b) / /
----------------------    -------------------------------------------------------------------------------------------------------
          3               SEC USE ONLY
----------------------    -------------------------------------------------------------------------------------------------------
          4               SOURCE OF FUNDS:                                                  N/A
----------------------    -------------------------------------------------------------------------------------------------------
          5               CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
                          REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):                                                  / /
----------------------    -------------------------------------------------------------------------------------------------------
          6               CITIZENSHIP OR PLACE OF ORGANIZATION:                                              France
----------------------    -------------------------------------------------------------------------------------------------------

      NUMBER OF                  7                SOLE VOTING POWER:                                         See Item 5
       SHARES             -------------------     -------------------------------------------------------------------------------

     BENEFICIALLY                8                SHARED VOTING POWER:                                       See Item 5
      OWNED BY            -------------------     -------------------------------------------------------------------------------

        EACH                     9                SOLE DISPOSITIVE POWER:                                    See Item 5
      REPORTING           -------------------     -------------------------------------------------------------------------------

     PERSON WITH                 10               SHARED DISPOSITIVE POWER:                                  See Item 5
----------------------    -------------------------------------------------------------------------------------------------------
         11               AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:
                                                                                                              6,111,111.1 - See
                                                                                                              Item 5 (not to be
                                                                                                              construed as an
                                                                                                              admission of
                                                                                                              beneficial ownership)
----------------------    -------------------------------------------------------------------------------------------------------
         12               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                   / /
----------------------    -------------------------------------------------------------------------------------------------------
         13               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                        3.2%
                                                                                                                     See Item 5
----------------------    -------------------------------------------------------------------------------------------------------
         14               TYPE OF REPORTING PERSON:                               HC
----------------------    -------------------------------------------------------------------------------------------------------




-----------------------------------------------------------              --------------------------------------------------------
CUSIP No. 019589                                                13D                                            Page 23 of 112 Pages
-----------------------------------------------------------              --------------------------------------------------------

----------------------    -------------------------------------------------------------------------------------------------------
          1               NAME OF REPORTING PERSON                                 AXA ASSURANCES I.A.R.D. MUTUELLE
                          S.S. OR I.R.S. IDENTIFICATION NO.
                          OF ABOVE PERSON
----------------------   -------------------------------------------------------------------------------------------------------
          2               CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                    (a) / /
                                                                                                               (b) / /
----------------------    -------------------------------------------------------------------------------------------------------
          3               SEC USE ONLY
----------------------    -------------------------------------------------------------------------------------------------------
          4               SOURCE OF FUNDS:                                                  N/A
----------------------    -------------------------------------------------------------------------------------------------------
          5               CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
                          REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):                                                  / /
----------------------    -------------------------------------------------------------------------------------------------------
          6               CITIZENSHIP OR PLACE OF ORGANIZATION:                                              France
----------------------    -------------------------------------------------------------------------------------------------------

      NUMBER OF                  7                SOLE VOTING POWER:                                         See Item 5
       SHARES             -------------------     -------------------------------------------------------------------------------

     BENEFICIALLY                8                SHARED VOTING POWER:                                       See Item 5
      OWNED BY            -------------------     -------------------------------------------------------------------------------

        EACH                     9                SOLE DISPOSITIVE POWER:                                    See Item 5
      REPORTING           -------------------     -------------------------------------------------------------------------------

     PERSON WITH                 10               SHARED DISPOSITIVE POWER:                                  See Item 5
----------------------    -------------------------------------------------------------------------------------------------------
         11               AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:
                                                                                                              6,111,111.1 - See
                                                                                                              Item 5 (not to be
                                                                                                              construed as an
                                                                                                              admission of
                                                                                                              beneficial ownership)
----------------------    -------------------------------------------------------------------------------------------------------
         12               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                   / /
----------------------    -------------------------------------------------------------------------------------------------------
         13               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                        3.2%
                                                                                                                     See Item 5
----------------------    -------------------------------------------------------------------------------------------------------
         14               TYPE OF REPORTING PERSON:                               IC
----------------------    -------------------------------------------------------------------------------------------------------




-----------------------------------------------------------              --------------------------------------------------------
CUSIP No. 019589                                                13D                                            Page 24 of 112 Pages
-----------------------------------------------------------              --------------------------------------------------------

----------------------    -------------------------------------------------------------------------------------------------------
          1               NAME OF REPORTING PERSON                                 AXA ASSURANCES VIE MUTUELLE
                          S.S. OR I.R.S. IDENTIFICATION NO.
                          OF ABOVE PERSON
----------------------   -------------------------------------------------------------------------------------------------------
          2               CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                    (a) / /
                                                                                                               (b) / /
----------------------    -------------------------------------------------------------------------------------------------------
          3               SEC USE ONLY
----------------------    -------------------------------------------------------------------------------------------------------
          4               SOURCE OF FUNDS:                                                  N/A
----------------------    -------------------------------------------------------------------------------------------------------
          5               CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
                          REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):                                                  / /
----------------------    -------------------------------------------------------------------------------------------------------
          6               CITIZENSHIP OR PLACE OF ORGANIZATION:                                              France
----------------------    -------------------------------------------------------------------------------------------------------

      NUMBER OF                  7                SOLE VOTING POWER:                                         See Item 5
       SHARES             -------------------     -------------------------------------------------------------------------------

     BENEFICIALLY                8                SHARED VOTING POWER:                                       See Item 5
      OWNED BY            -------------------     -------------------------------------------------------------------------------

        EACH                     9                SOLE DISPOSITIVE POWER:                                    See Item 5
      REPORTING           -------------------     -------------------------------------------------------------------------------

     PERSON WITH                 10               SHARED DISPOSITIVE POWER:                                  See Item 5
----------------------    -------------------------------------------------------------------------------------------------------
         11               AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:
                                                                                                              6,111,111.1 - See
                                                                                                              Item 5 (not to be
                                                                                                              construed as an
                                                                                                              admission of
                                                                                                              beneficial ownership)
----------------------    -------------------------------------------------------------------------------------------------------
         12               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                   / /
----------------------    -------------------------------------------------------------------------------------------------------
         13               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                        3.2%
                                                                                                                     See Item 5
----------------------    -------------------------------------------------------------------------------------------------------
         14               TYPE OF REPORTING PERSON:                               IC
----------------------    -------------------------------------------------------------------------------------------------------




-----------------------------------------------------------              --------------------------------------------------------
CUSIP No. 019589                                                13D                                            Page 25 of 112 Pages
-----------------------------------------------------------              --------------------------------------------------------

----------------------    -------------------------------------------------------------------------------------------------------
          1               NAME OF REPORTING PERSON                                 AXA COURTAGE ASSURANCE MUTUELLE
                          S.S. OR I.R.S. IDENTIFICATION NO.
                          OF ABOVE PERSON
----------------------   -------------------------------------------------------------------------------------------------------
          2               CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                    (a) / /
                                                                                                               (b) / /
----------------------    -------------------------------------------------------------------------------------------------------
          3               SEC USE ONLY
----------------------    -------------------------------------------------------------------------------------------------------
          4               SOURCE OF FUNDS:                                                  N/A
----------------------    -------------------------------------------------------------------------------------------------------
          5               CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
                          REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):                                                  / /
----------------------    -------------------------------------------------------------------------------------------------------
          6               CITIZENSHIP OR PLACE OF ORGANIZATION:                                              France
----------------------    -------------------------------------------------------------------------------------------------------

      NUMBER OF                  7                SOLE VOTING POWER:                                         See Item 5
       SHARES             -------------------     -------------------------------------------------------------------------------

     BENEFICIALLY                8                SHARED VOTING POWER:                                       See Item 5
      OWNED BY            -------------------     -------------------------------------------------------------------------------

        EACH                     9                SOLE DISPOSITIVE POWER:                                    See Item 5
      REPORTING           -------------------     -------------------------------------------------------------------------------

     PERSON WITH                 10               SHARED DISPOSITIVE POWER:                                  See Item 5
----------------------    -------------------------------------------------------------------------------------------------------
         11               AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:
                                                                                                              6,111,111.1 - See
                                                                                                              Item 5 (not to be
                                                                                                              construed as an
                                                                                                              admission of
                                                                                                              beneficial ownership)
----------------------    -------------------------------------------------------------------------------------------------------
         12               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                   / /
----------------------    -------------------------------------------------------------------------------------------------------
         13               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                        3.2%
                                                                                                                     See Item 5
----------------------    -------------------------------------------------------------------------------------------------------
         14               TYPE OF REPORTING PERSON:                               IC
----------------------    -------------------------------------------------------------------------------------------------------




-----------------------------------------------------------              --------------------------------------------------------
CUSIP No. 019589                                                13D                                            Page 26 of 112 Pages
-----------------------------------------------------------              --------------------------------------------------------

----------------------    -------------------------------------------------------------------------------------------------------
          1               NAME OF REPORTING PERSON                                 AXA CONSEIL VIE ASSURANCE MUTUELLE
                          S.S. OR I.R.S. IDENTIFICATION NO.
                          OF ABOVE PERSON
----------------------   -------------------------------------------------------------------------------------------------------
          2               CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                    (a) / /
                                                                                                               (b) / /
----------------------    -------------------------------------------------------------------------------------------------------
          3               SEC USE ONLY
----------------------    -------------------------------------------------------------------------------------------------------
          4               SOURCE OF FUNDS:                                                  N/A
----------------------    -------------------------------------------------------------------------------------------------------
          5               CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
                          REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):                                                  / /
----------------------    -------------------------------------------------------------------------------------------------------
          6               CITIZENSHIP OR PLACE OF ORGANIZATION:                                              France
----------------------    -------------------------------------------------------------------------------------------------------

      NUMBER OF                  7                SOLE VOTING POWER:                                         See Item 5
       SHARES             -------------------     -------------------------------------------------------------------------------

     BENEFICIALLY                8                SHARED VOTING POWER:                                       See Item 5
      OWNED BY            -------------------     -------------------------------------------------------------------------------

        EACH                     9                SOLE DISPOSITIVE POWER:                                    See Item 5
      REPORTING           -------------------     -------------------------------------------------------------------------------

     PERSON WITH                 10               SHARED DISPOSITIVE POWER:                                  See Item 5
----------------------    -------------------------------------------------------------------------------------------------------
         11               AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:
                                                                                                              6,111,111.1 - See
                                                                                                              Item 5 (not to be
                                                                                                              construed as an
                                                                                                              admission of
                                                                                                              beneficial ownership)
----------------------    -------------------------------------------------------------------------------------------------------
         12               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                   / /
----------------------    -------------------------------------------------------------------------------------------------------
         13               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                        3.2%
                                                                                                                     See Item 5
----------------------    -------------------------------------------------------------------------------------------------------
         14               TYPE OF REPORTING PERSON:                               IC
----------------------    -------------------------------------------------------------------------------------------------------




-----------------------------------------------------------              --------------------------------------------------------
CUSIP No. 019589                                                13D                                            Page 27 of 112 Pages
-----------------------------------------------------------              --------------------------------------------------------

----------------------    -------------------------------------------------------------------------------------------------------
          1               NAME OF REPORTING PERSON                                 CLAUDE BEBEAR, AS AXA VOTING TRUSTEE
                          S.S. OR I.R.S. IDENTIFICATION NO.
                          OF ABOVE PERSON
----------------------   -------------------------------------------------------------------------------------------------------
          2               CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                    (a) / /
                                                                                                               (b) / /
----------------------    -------------------------------------------------------------------------------------------------------
          3               SEC USE ONLY
----------------------    -------------------------------------------------------------------------------------------------------
          4               SOURCE OF FUNDS:                                                  N/A
----------------------    -------------------------------------------------------------------------------------------------------
          5               CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
                          REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):                                                  / /
----------------------    -------------------------------------------------------------------------------------------------------
          6               CITIZENSHIP OR PLACE OF ORGANIZATION:                                              Citizen of France
----------------------    -------------------------------------------------------------------------------------------------------

      NUMBER OF                  7                SOLE VOTING POWER:                                         See Item 5
       SHARES             -------------------     -------------------------------------------------------------------------------

     BENEFICIALLY                8                SHARED VOTING POWER:                                       See Item 5
      OWNED BY            -------------------     -------------------------------------------------------------------------------

        EACH                     9                SOLE DISPOSITIVE POWER:                                    See Item 5
      REPORTING           -------------------     -------------------------------------------------------------------------------

     PERSON WITH                 10               SHARED DISPOSITIVE POWER:                                  See Item 5
----------------------    -------------------------------------------------------------------------------------------------------
         11               AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:
                                                                                                              6,111,111.1 - See
                                                                                                              Item 5 (not to be
                                                                                                              construed as an
                                                                                                              admission of
                                                                                                              beneficial ownership)
----------------------    -------------------------------------------------------------------------------------------------------
         12               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                   / /
----------------------    -------------------------------------------------------------------------------------------------------
         13               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                        3.2%
                                                                                                                     See Item 5
----------------------    -------------------------------------------------------------------------------------------------------
         14               TYPE OF REPORTING PERSON:                               IN
----------------------    -------------------------------------------------------------------------------------------------------




-----------------------------------------------------------              --------------------------------------------------------
CUSIP No. 019589                                                13D                                            Page 28 of 112 Pages
-----------------------------------------------------------              --------------------------------------------------------

----------------------    -------------------------------------------------------------------------------------------------------
          1               NAME OF REPORTING PERSON                                 PATRICE GARNIER, AS AXA VOTING TRUSTEE
                          S.S. OR I.R.S. IDENTIFICATION NO.
                          OF ABOVE PERSON
----------------------   -------------------------------------------------------------------------------------------------------
          2               CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                    (a) / /
                                                                                                               (b) / /
----------------------    -------------------------------------------------------------------------------------------------------
          3               SEC USE ONLY
----------------------    -------------------------------------------------------------------------------------------------------
          4               SOURCE OF FUNDS:                                                  N/A
----------------------    -------------------------------------------------------------------------------------------------------
          5               CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
                          REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):                                                  / /
----------------------    -------------------------------------------------------------------------------------------------------
          6               CITIZENSHIP OR PLACE OF ORGANIZATION:                                              Citizen of France
----------------------    -------------------------------------------------------------------------------------------------------

      NUMBER OF                  7                SOLE VOTING POWER:                                         See Item 5
       SHARES             -------------------     -------------------------------------------------------------------------------

     BENEFICIALLY                8                SHARED VOTING POWER:                                       See Item 5
      OWNED BY            -------------------     -------------------------------------------------------------------------------

        EACH                     9                SOLE DISPOSITIVE POWER:                                    See Item 5
      REPORTING           -------------------     -------------------------------------------------------------------------------

     PERSON WITH                 10               SHARED DISPOSITIVE POWER:                                  See Item 5
----------------------    -------------------------------------------------------------------------------------------------------
         11               AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:
                                                                                                              6,111,111.1 - See
                                                                                                              Item 5 (not to be
                                                                                                              construed as an
                                                                                                              admission of
                                                                                                              beneficial ownership)
----------------------    -------------------------------------------------------------------------------------------------------
         12               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                   / /
----------------------    -------------------------------------------------------------------------------------------------------
         13               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                        3.2%
                                                                                                                     See Item 5
----------------------    -------------------------------------------------------------------------------------------------------
         14               TYPE OF REPORTING PERSON:                               IN
----------------------    -------------------------------------------------------------------------------------------------------




-----------------------------------------------------------              --------------------------------------------------------
CUSIP No. 019589                                                13D                                            Page 29 of 112 Pages
-----------------------------------------------------------              --------------------------------------------------------

----------------------    -------------------------------------------------------------------------------------------------------
          1               NAME OF REPORTING PERSON                                 HENRI DE CLERMONT-TONNERRE, AS AXA VOTING
                          S.S. OR I.R.S. IDENTIFICATION NO.                        TRUSTEE
                          OF ABOVE PERSON
----------------------   -------------------------------------------------------------------------------------------------------
          2               CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                    (a) / /
                                                                                                               (b) / /
----------------------    -------------------------------------------------------------------------------------------------------
          3               SEC USE ONLY
----------------------    -------------------------------------------------------------------------------------------------------
          4               SOURCE OF FUNDS:                                                  N/A
----------------------    -------------------------------------------------------------------------------------------------------
          5               CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
                          REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):                                                  / /
----------------------    -------------------------------------------------------------------------------------------------------
          6               CITIZENSHIP OR PLACE OF ORGANIZATION:                                              Citizen France
----------------------    -------------------------------------------------------------------------------------------------------

      NUMBER OF                  7                SOLE VOTING POWER:                                         See Item 5
       SHARES             -------------------     -------------------------------------------------------------------------------

     BENEFICIALLY                8                SHARED VOTING POWER:                                       See Item 5
      OWNED BY            -------------------     -------------------------------------------------------------------------------

        EACH                     9                SOLE DISPOSITIVE POWER:                                    See Item 5
      REPORTING           -------------------     -------------------------------------------------------------------------------

     PERSON WITH                 10               SHARED DISPOSITIVE POWER:                                  See Item 5
----------------------    -------------------------------------------------------------------------------------------------------
         11               AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:
                                                                                                              6,111,111.1 - See
                                                                                                              Item 5 (not to be
                                                                                                              construed as an
                                                                                                              admission of
                                                                                                              beneficial ownership)
----------------------    -------------------------------------------------------------------------------------------------------
         12               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                   / /
----------------------    -------------------------------------------------------------------------------------------------------
         13               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                        3.2%
                                                                                                                     See Item 5
----------------------    -------------------------------------------------------------------------------------------------------
         14               TYPE OF REPORTING PERSON:                               IN
----------------------    -------------------------------------------------------------------------------------------------------


ITEM 1.           SECURITY AND ISSUER.

                  The class of equity securities to which this Statement on
Schedule 13D (this "Statement") relates is the Series A Senior Convertible Preferred Stock, par value $0.10 per share (the "Preferred Stock"), of Allied Waste Industries, Inc., a Delaware corporation ("Allied"). The principal executive offices of Allied are located at 15880 North Greenway-Hayden Loop, Suite 100, Scottsdale, Arizona 85260.

ITEM 2.           IDENTITY AND BACKGROUND

                  This Schedule 13D is being filed jointly on behalf of the following persons (collectively, the "Reporting Persons"): (1) DLJ Merchant Banking Partners II, L.P., a Delaware limited partnership ("Partners II"); (2) DLJ Merchant Banking Partners II-A, L.P., a Delaware limited partnership ("Partners II A"); (3) DLJ Millennium Partners, L.P., a Delaware limited partnership ("Millennium"); (4) DLJ Millennium Partners-A, L.P., a Delaware limited partnership ("Millennium-A"); (5) DLJ Offshore Partners II, C.V., a Netherlands Antilles limited partnership ("Offshore II"); (6) DLJ EAB Partners, L.P., a Delaware limited partnership ("EAB"); (7) DLJ Merchant Banking II, LLC, a Delaware limited liability company ("MBII LLC"); (8) DLJ Merchant Banking II, Inc., a Delaware corporation ("MBII INC"); (9) DLJ Diversified Partners, L.P., a Delaware limited partnership ("Diversified"); (10) DLJ Diversified Partners-A, L.P., a Delaware limited partnership ("Diversified-A); (11) DLJ Diversified Associates, L.P., a Delaware limited partnership ("Diversified Associates");
(12) DLJ Diversified Partners, Inc., a Delaware corporation ("Diversified Partners"); (13) DLJ First ESC L.P., a Delaware limited partnership ("ESC");
(14) DLJ ESC II L.P., a Delaware limited partnership ("ESC II"); (15) DLJ LBO Plans Management Corporation, a Delaware corporation ("LBO"); (16) DLJMB Funding II, Inc., a Delaware corporation ("Funding II"); (17) DLJ Capital Investors, Inc., a Delaware corporation ("DLJCI" and together with the previously listed entities, the "DLJ Entities"); (18) Donaldson, Lufkin & Jenrette, Inc., a Delaware corporation ("DLJ"); (19) The Equitable Companies Incorporated, a Delaware corporation ("EQ"); (20) AXA, a societe anonyme organized under the laws of France; (21) Finaxa, a societe anonyme organized under the laws of France; (22) AXA Assurances I.A.R.D. Mutuelle, a mutual insurance company organized under the laws of France; (23) AXA Assurances Vie Mutuelle, a mutual insurance company organized under the laws of France; (24) AXA Courtage Assurance Mutuelle, a mutual insurance company organized under the laws of France; (25) AXA Conseil Vie Assurance Mutuelle, a mutual insurance company organized under the laws of France; and (26) Claude Bebear, Patrice Garnier and Henri de Clermont-Tonnerre, trustees (the "AXA Voting Trustees") of a voting trust (the "AXA Voting Trust") established pursuant to a Voting Trust Agreement by and among AXA an the AXA Voting Trustees dated as of May 12, 1992, as amended January 22, 1997.

                  Partners II, Partners II-A, Millennium, Millennium-A, Offshore II, EAB, Diversified, Diversified A, Funding II, ESC, and ESC II are collectively referred to as the "DLJ Funds".

                  Partners II, Partners II-A, Millennium and Millennium-A are Delaware limited partnerships which make investments for long term appreciation. MBII LLC is the Associate

General Partner of Partners II and Partners II-A. MBII INC is the Managing General Partner of Partners II and Partners II-A. MBII LLC and MBII INC make all of the investment decisions on behalf of Partners II and Partners II-A.

                  EAB is a Delaware limited partnership which makes investments for long term appreciation. MBII LLC is the Associate General Partner of EAB and LBO is the Managing General Partner of EAB. MBII LLC and LBO make all of the investment decisions on behalf of EAB.

                  Offshore II is a Netherlands Antilles limited partnership which makes investments for long term appreciation. MBII LLC is the Associate General Partner of Offshore II. MBII INC is the Advisory General Partner of Offshore II. MBII LLC and MBII INC make all of the investment decisions on behalf of Offshore II.

                  MBII LLC is a Delaware limited liability company and is a registered investment adviser. As the Associate General Partner of Partners II, Partners II-A, Millennium, Millennium-A, EAB and Offshore II, MBII LLC, in conjunction with MBII INC, participates in investment decisions made on behalf of these entities. MBII INC is the managing member of MBII LLC.

                  MBII INC is a Delaware corporation and is a registered investment adviser. As the Managing General Partner of Partners II, Partners II-A, Millennium and Millennium-A, and the Advisory General Partner of Offshore II, MBII INC is responsible for the management of these entities and, in conjunction with MBII LLC, participates in investment decisions made on behalf of these entities. MBII INC is a wholly owned subsidiary of DLJCI.

                  Diversified and Diversified-A are Delaware limited partnerships which make investments for long term appreciation. A portion of Diversified and Diversified-A's capital commitments are dedicated to making side-by-side investments with Partners II and Partners II-A, respectively. Diversified Associates is the Associate General Partner of Diversified and Diversified-A and Diversified Partners is the Managing General Partner of Diversified and Diversified-A. Diversified Partners is responsible for the day to day management of Diversified and Diversified-A.

                  Diversified Associates is a Delaware limited partnership and a registered investment adviser. As the Associate General Partner of Diversified and Diversified-A, Diversified Associates, in conjunction with Diversified Partners, participates in the management of investments of Diversified. Diversified Partners is the general partner of Diversified Associates.

                  Diversified Partners is a Delaware corporation and a registered investment adviser. As the Managing General Partner of Diversified and Diversified-A, Diversified Partners is responsible for the day to day management of Diversified and Diversified-A. In conjunction with Diversified Associates, Diversified Partners participates in the investment decisions made on behalf of Diversified and Diversified-A. Diversified Partners is a wholly owned subsidiary of DLJCI.

                  ESC and ESC II are Delaware limited partnerships and "employee securities companies" as defined in the Investment Company Act of 1940, as amended. LBO, as the Managing General Partner of ESC and ESC II, makes all of the investment decisions on behalf of ESC and ESC II.

                  LBO is a Delaware corporation and a registered investment adviser. LBO is a wholly owned subsidiary of DLJCI. As the Managing General Partner of EAB, ESC and ESC II, LBO is responsible for the day-to-day management of EAB, ESC and ESC II.

                  Funding II is a Delaware corporation which makes investments for long term appreciation generally side-by-side with Partners II. Funding II is a wholly owned subsidiary of DLJCI.

                  DLJCI is a Delaware corporation and a holding company. DLJCI is a wholly owned subsidiary of DLJ.

                  DLJ is a publicly held Delaware corporation. DLJ directly owns all of the capital stock of DLJCI. DLJ, acting on its own behalf or through its subsidiaries, is a registered broker/dealer and registered investment adviser engaged in investment banking, institutional trading and research, investment management and financial and correspondent brokerage services.

                  EQ is a Delaware corporation and is a holding company. As of June 30, 1999, EQ owns, directly or indirectly, 70.5% of DLJ.

                  AXA is a societe anonyme organized under the laws of France and a holding company for an international group of insurance and related financial services companies. As of June 30, 1999, approximately 58.3% of the outstanding common stock of EQ was beneficially owned by AXA. For insurance regulatory purposes, to insure that certain indirect minority shareholders of AXA will not be able to exercise control over EQ and certain of its insurance subsidiaries, the voting shares of EQ capital stock beneficially owned by AXA and its subsidiaries have been deposited into the AXA Voting Trust. For additional information regarding the AXA Voting Trust, reference is made to the
Schedule 13D filed by AXA with respect to EQ. As of June 30, 1999, AXA directly owned 1.5% of DLJ.

                  Finaxa is a societe anonyme organized under the laws of France and is a holding company. As of March 1, 1999, Finaxa controlled directly and indirectly approximately 20.7% of the issued ordinary shares (representing approximately 32.7% of the voting power) of AXA.

                  Each of AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle, AXA Courtage Assurance Mutuelle and AXA Conseil Vie Assurance Mutuelle (collectively, the "Mutuelles AXA") is a mutual insurance company organized under the laws of France. Each of the Mutuelles AXA is owned by its policy holders. As of March 1, 1999, the Mutuelles AXA, as a group, control approximately 61.7% of the issued shares (representing approximately 72.3% of the voting power) of Finaxa and 22.7% of the shares of Finaxa (representing 13.7% of the voting power) were owned by Paribas, a French bank. Including the ordinary shares owned by Finaxa, on March 1, 1999, the Mutuelles AXA directly or indirectly controlled 23.9% of the issued ordinary shares (representing 37.6% of the voting power) of AXA. Acting as a group, the Mutuelles AXA control AXA and Finaxa.

                  Claude Bebear, Patrice Garnier and Henri de Clermont-Tonnerre, the AXA Voting Trustees, exercise all voting rights with respect to the shares of EQ capital stock beneficially owned by AXA and its subsidiaries that have been deposited in the AXA Voting Trust. The business address, citizenship and present principal occupation of each of the AXA Voting Trustees are set forth on Schedule H attached hereto.

                  The address of the principal business and office of each of the DLJ Entities (other than Offshore II) and DLJ is 277 Park Avenue, New York, New York 10172. The address of the principal business and principal office of Equitable is 1290 Avenue of the Americas, New York, New York 10104.

                  The address of Offshore II is c/o John B. Gorsirawig, 14 Willemsted, Curacao, Netherlands Antilles.

                  The address of the principal business and principal office of AXA and the AXA Voting Trustees is 9 Place Vendome, 75001 Paris, France. The address of Finaxa is 23, avenue Matignon, 75008 Paris, France; of each of AXA Assurances I.A.R.D. Mutuelle and AXA Assurances Vie Mutuelle is 21, rue de Chateaudun, 75009 Paris, France; of AXA Courtage Assurance Mutuelle is 26, rue Louis le Grand, 75002 Paris, France; and of AXA Conseil Vie Assurance Mutuelle is Tour Franklin, 100/101 Terrasse Boieldieu, Cedex 11, 92042 Paris La Defense, France.

                  The name, business address, citizenship, present principal occupation or employment and the name and business address of any corporation or organization in which each such employment is conducted, of each executive officer or member, as applicable, of the Board of Directors, Supervisory Board, or the Conseil d'Administration (French analogue of a Board of Directors) of the Reporting Persons are set forth on Schedules A through M, respectively, attached hereto.

                  During the past five (5) years, neither any of the Reporting Persons nor, to the best knowledge of any of the Reporting Persons, any of the other person listed on Schedules A through M attached hereto, has been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to United States federal or state securities laws or finding any violation with respect to such laws.

ITEM 3.           SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION

                  The general partners, limited partners and stockholders, as applicable, of the DLJ Funds contributed $110,000,000 for the purchase of 110,000 shares of the Preferred Stock.

ITEM 4.           PURPOSE OF TRANSACTION.

                  The DLJ Funds have entered into a Stock Purchase Agreement (the "Stock Purchase Agreement") dated July 30, 1999, among Allied, the DLJ Funds, Apollo Investment Fund III, L.P. and certain of its affiliates ("Apollo"), Blackstone Capital Partners II Merchant Banking Fund L.P. and certain of its affiliates ("Blackstone") and Greenwich Street Capital Partners II, L.P. and certain of its affiliates ("Greenwich Street") to acquire 110,000 shares of Preferred Stock for general investment purposes.

ITEM 5.           INTEREST IN SECURITIES OF ISSUER.

(a) and (b)

                  Pursuant to the terms of the Stock Purchase Agreement, on July 30, 1999 (the "Closing Date"), the DLJ Funds purchased 110,000 shares of Preferred Stock, which are convertible into an aggregate of 6,111,111.1 shares of common stock, par value $0.01 per share, of Allied (the "Common Stock"). Upon the Closing Date, the DLJ Funds' ownership of the outstanding Common Stock was 3.2%, on an as-converted basis. In connection with the Stock Purchase Agreement, Allied, the DLJ Funds, Apollo, Blackstone and Greenwich Street entered into a Second Amended and Restated Shareholders Agreement (the "Shareholders Agreement") which is attached as Exhibit 1 hereto.

                  While each of the DLJ Entities may be deemed to beneficially own the Shares held by the DLJ Funds and by Apollo, Blackstone and Greenwich Street (collectively, the "Investors' Shares"), each of the DLJ Entities disclaims beneficial ownership of those Investors' Shares held by Apollo, Blackstone and Greenwich Street.

                  As the sole stockholder of DLJCI, DLJ may be deemed, for purposes of Rule 13d-3 under the Act, to beneficially own indirectly the Investors' Shares that may be deemed to be owned beneficially by DLJCI. Because of EQ's ownership of DLJ, EQ may be deemed, for purposes of Rule 13d-3 under the Act, to beneficially own indirectly the Investors' Shares that may be deemed to be beneficially owned indirectly by DLJ. Each of DLJ and EQ disclaims beneficial ownership of the Investors' Shares.

                  Because of AXA's ownership interest in EQ, and the AXA Voting Trustees' power to vote the EQ shares placed in the AXA Voting Trust, each of AXA and the AXA Voting Trustees may be deemed, for purposes of Rule 13d-3 under the Act, to beneficially own indirectly the Investors' Shares that EQ may be deemed to beneficially own indirectly. Because of the direct and indirect ownership interest in AXA of Finaxa and the Mutuelles AXA, each of Finaxa and the Mutuelles AXA may be deemed, for purposes of Rule 13d-3 under the Act, to beneficially own indirectly the Investors' Shares that AXA may be deemed to beneficially own indirectly. AXA, Finaxa, the Mutuelles AXA, and the AXA Voting Trustees expressly disclaim beneficial ownership of any of the Investors' Shares.

                  Subject to market conditions, the standstill provisions contained in the Shareholders Agreement and other factors, the DLJ Funds or other affiliates of DLJ may acquire or dispose of shares of Allied from time to time in future open-market, privately negotiated or other transactions, may enter into agreements with third parties relating to acquisitions of securities issued or to be issued by Allied, may enter into agreements with the management of Allied relating to acquisitions of shares of Allied by members of management, issuances of options to management or their employment by the surviving corporation, or may effect other similar agreements or transactions.

(c)  None.

(d) and (e)  Not applicable.

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER.

                  The response to Items 3, 4 and 5 of this Statement are incorporated herein by reference.

                  Pursuant to the terms of the Shareholders Agreement, for a period of ten years following the Closing Date (or until the holdings of the Shareholders decrease below certain levels or certain other events occur), the Shareholders are prohibited from engaging in certain transactions with respect to the voting stock of Allied, including certain acquisitions or dispositions of stock of Allied and certain actions with respect to election of directors of Allied. Apollo and Blackstone hold rights to appoint certain members to the Board of Directors of Allied. None of the DLJ Funds hold any rights in respect of the appointment of members to the Board of Directors of Allied.

                  Following the first anniversary of the Closing Date, the DLJ Funds have the right to dispose of their Preferred Stock in accordance with the provisions of Rule 144 promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended.

                  This description of the Shareholders Agreement is qualified in its entirety by reference to the Shareholders Agreement, a copy of which has been filed as Exhibit 1 to this Statement and is incorporated herein by reference.

                  The following is a summary of certain terms of the Preferred
Stock:

                  Liquidation Preference. The Preferred Stock has a liquidation preference of $1,000 per share, plus all accrued and unpaid dividends (the "Liquidation Preference").

                  Dividends. Holders of Preferred Stock are entitled to receive quarterly dividends at an annual rate as follows, but in no event less than the aggregate quarterly dividend last declared with respect to the aggregate shares of Common Stock into which the Preferred Stock is then convertible: (i) with respect to quarterly dividends accruing prior to the date on which stockholder approval for the conversion of the Preferred Stock to Common Stock ("Stockholder Approval") has been obtained, (A) 6.5% of the Liquidation Preference per annum during the first six months after the date of issuance of the Preferred Stock (the "Issue Date"), and (B) thereafter, 6.5% of the Liquidation Preference per annum plus an additional 1% of the Liquidation Preference per annum for each six month period after the Issue Date until Stockholder Approval is obtained (but not to exceed 12% of the Liquidation Preference per annum), and (ii) with respect to quarterly dividends accruing on or after Stockholder Approval has been obtained, 6.5% of the Liquidation Preference per annum; provided, that after the tenth anniversary of the Issue Date, dividends shall accrue at the rate of 12% of the Liquidation Preference per annum.

                  Notwithstanding the foregoing, any dividends accruing on or after the fifth anniversary of the Issue Date which are not paid in cash on the applicable dividend payment date shall accrue at 12% of the Liquidation Preference per annum.

                  All dividends on the Preferred Stock that are not paid in cash as of the applicable dividend payment date will be added to the Liquidation Preference and will thereafter no longer be payable in cash.

                  Conversion Rights. From and after receipt of the Stockholder Approval, at the option of the holder, the Preferred Stock will be convertible into the number of fully paid and nonassessable shares of Common Stock equal to the aggregate Liquidation Preference of the shares of Preferred Stock being converted divided by $18.00, subject to adjustment in certain cases. For so long as Stockholder Approval has not been obtained, the Preferred Stock is convertible at the option of the holder into the number of shares of a newly created series of junior preferred stock (the "Junior Preferred Stock") determined pursuant to the preceding sentence. The Junior Preferred Stock is non-redeemable and has at least all rights of a share of Common Stock, including the right to participate no less than pari passu with the Common Stock as to dividends and any other distributions declared on the Common Stock and payment upon liquidation and the right to vote with the Common Stock on a share for share basis. The conversion privileges set forth above include customary anti-dilution protection.

                  Optional Redemption. The Company does not have the right to redeem the Preferred Stock prior to the later of (a) the third anniversary of the Issue Date and (b) receipt of Stockholder Approval. Thereafter, the Company will have the right, upon 30 days' prior notice, to redeem the Preferred Stock, in whole but not in part, at the Liquidation Preference; provided, if such redemption is prior to the fifth anniversary of the Issue Date, the Company will have such right only if the average closing price of the Common Stock for thirty consecutive trading days exceeds 150% of the conversion price then in effect.

                  Ranking. The Preferred Stock ranks senior to all existing and future classes of common or preferred stock of the Company.

                  Voting Rights. Holders of Preferred Stock and Junior Preferred Stock have the right to vote, together with the Common Stock, as a single class, on all matters on which holders of the Common Stock are entitled to vote, based upon the number of shares of Common Stock then issuable upon the conversion of such Preferred Stock or in lieu of whose issuance the Junior Preferred Stock was issued. The holders of the Preferred Stock and the Junior Preferred Stock are each entitled to vote as a separate class with respect to amendments to the Company's certificate of incorporation, by merger or otherwise, that adversely affect the rights of each such class of stock. In addition, for so long as any shares of Preferred Stock or Junior Preferred Stock are outstanding, the holders of Preferred Stock and Junior Preferred Stock, voting separately as a class, have the right to elect the number of directors of the Company that Apollo and Blackstone and their affiliates would be entitled to elect as described below.

                  Change of Control. Upon a change of control, the Company will offer to purchase any and all shares of Preferred Stock at 101% of the Liquidation Preference.

                  The Company has agreed to use its best efforts to obtain Stockholder Approval and has entered into certain specific undertakings in that regard. In addition, the Investors have agreed to vote in favor of approval of the conversion of the Preferred Stock to Common Stock.

                  The Reporting Persons retain the right to change their investment intent, to propose one or more possible transactions to the Company's board, to acquire additional shares of preferred stock or common stock from time to time or to sell or otherwise dispose of all or part of the Preferred Stock, Junior Preferred Stock or Common Stock beneficially owned or acquired by them in any manner permitted by law. In the event of a material change in the present plans or intentions of the Reporting Persons, the Reporting Persons will amend this Statement to reflect such change.

                  Nothing in this Statement shall be construed as an admission that the Reporting Persons and any other persons or entities constitute a "group" for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder. Further, the Reporting Persons disclaim any pecuniary interest in any securities of the Company held by any other person or entity.

ITEM 7.           MATERIAL TO BE FILED AS EXHIBITS.

Exhibit 1: Second Amended and Restated Shareholders Agreement, dated July 30, 1999, among Allied, the DLJ Funds, Greenwich Street, Apollo and Blackstone.

Exhibit 2: Joint Filing Agreement, dated August 9, 1999 by and among the Reporting Persons.

                                    SIGNATURE

The undersigned, after reasonable inquiry and to the best of their knowledge and belief, certify that the information set forth in this Statement is true, complete and correct.

Dated:  August 9, 1999              DLJMB FUNDING II, INC.

                                    By:  /s/ Ivy Dodes
                                       ----------------------------------------
                                        Name: Ivy Dodes
                                        Title:  Vice President

                                    DLJ MERCHANT BANKING PARTNERS II, L.P.

                                    By:      DLJ Merchant Banking II, Inc., as
                                             Managing General Partner


                                             By:  /s/ Ivy Dodes
                                                --------------------------------
                                                 Name: Ivy Dodes
                                                 Title:  Vice President


                                    DLJ MERCHANT BANKING PARTNERS II-A, L.P.

                                    By:      DLJ Merchant Banking II, Inc., as
                                             Managing General Partner


                                             By:  /s/ Ivy Dodes
                                                --------------------------------
                                                 Name: Ivy Dodes
                                                 Title:  Vice President

                                    DLJ DIVERSIFIED PARTNERS, L.P.

                                    By:      DLJ Diversified Partners, Inc., as
                                             Managing General Partner

                                             By:  /s/ Ivy Dodes
                                                --------------------------------
                                                 Name: Ivy Dodes
                                                 Title:  Vice President

                                    DLJ DIVERSIFIED PARTNERS-A, L.P.

                                    By:      DLJ Diversified Partners, Inc., as
                                             Managing General Partner


                                             By:  /s/ Ivy Dodes
                                                --------------------------------
                                                 Name: Ivy Dodes
                                                 Title:  Vice President


                                    DLJ MILLENNIUM PARTNERS, L.P.

                                    By:      DLJ Merchant Banking II, Inc., as
                                             Managing General Partner


                                             By:  /s/ Ivy Dodes
                                                --------------------------------
                                                 Name: Ivy Dodes
                                                 Title:  Vice President


                                    DLJ MILLENNIUM PARTNERS-A, L.P.

                                    By:     DLJ Merchant Banking II, Inc., as
                                            Managing General Partner


                                             By:  /s/ Ivy Dodes
                                                --------------------------------
                                                 Name: Ivy Dodes
                                                 Title:  Vice President


                                    DLJ FIRST ESC, L.P.

                                    By:     DLJ LBO Plans Management
                                            Corporation, as Managing General
                                            Partner


                                             By:  /s/ Ivy Dodes
                                                --------------------------------
                                                 Name: Ivy Dodes
                                                 Title:  Vice President

                                    DLJ OFFSHORE PARTNERS II, C.V.

                                    By:     DLJ Merchant Banking II, Inc., as
                                            Advisory General Partner


                                             By:  /s/ Ivy Dodes
                                                --------------------------------
                                                 Name: Ivy Dodes
                                                 Title:  Vice President


                                    DLJ EAB PARTNERS, L.P.

                                    By:     DLJ LBO Plans Management
                                            Corporation, as Managing General
                                            Partner


                                             By:  /s/ Ivy Dodes
                                                --------------------------------
                                                 Name: Ivy Dodes
                                                 Title:  Vice President


                                    DLJ ESC II, L.P.

                                    By:     DLJ LBO Plans Management
                                            Corporation, as Managing General
                                            Partner


                                             By:  /s/ Ivy Dodes
                                                --------------------------------
                                                 Name: Ivy Dodes
                                                 Title:  Vice President


                                    DLJ MERCHANT BANKING II, LLC

                                    By:     DLJ Merchant Banking II, Inc.,
                                            as Managing Member



                                             By:  /s/ Ivy Dodes
                                                --------------------------------
                                                 Name: Ivy Dodes
                                                 Title:  Vice President

                                    DLJ MERCHANT BANKING II, INC.



                                    By:  /s/ Ivy Dodes
                                       ----------------------------------------
                                        Name: Ivy Dodes
                                        Title:  Vice President




                                    DLJ DIVERSIFIED ASSOCIATES, L.P.


                                    By:     DLJ Diversified Partners, Inc.
                                            as Managing General Partner


                                             By:  /s/ Ivy Dodes
                                                --------------------------------
                                                 Name: Ivy Dodes
                                                 Title:  Vice President


                                    DLJ DIVERSIFIED PARTNERS, INC.


                                    By:  /s/ Ivy Dodes
                                       ----------------------------------------
                                        Name: Ivy Dodes
                                        Title:  Vice President


                                    DLJ LBO PLANS MANAGEMENT CORPORATION



                                    By:  /s/ Ivy Dodes
                                       ----------------------------------------
                                        Name: Ivy Dodes
                                        Title:  Vice President



                                    DLJ CAPITAL INVESTORS, INC.


                                    By:  /s/ Ivy Dodes
                                       ----------------------------------------
                                        Name: Ivy Dodes
                                        Title:  Vice President

                                    DONALDSON, LUFKIN & JENRETTE, INC.


                                    By:  /s/ Marjorie White
                                       ----------------------------------------
                                        Name:  Marjorie White
                                        Title:     Secretary


                                    THE EQUITABLE COMPANIES INCORPORTED


                                    By:  /s/ Alvin H. Fenichel
                                       ----------------------------------------
                                        Name:  Alvin H. Fenichel
                                        Title:     Senior Vice President and
                                                   Controller


                                    AXA
                                    FINAXA
                                    AXA ASSURANCES I.A.R.D. MUTUELLE
                                    AXA ASSURANCES VIE MUTUELLE
                                    AXA COURTAGE ASSURANCE MUTUELLE
                                    AXA CONSEIL VIE ASSURANCE MUTUELLE
                                    CLAUDE BEBEAR, as AXA Voting Trustee
                                    PATRICE GARNIER, as AXA Voting Trustee
                                    HENRI de CLERMONT-TONNERRE, as AXA Voting
                                    Trustee

                                    Signed on behalf of each of the above


                                    By:  /s/ Alvin H. Fenichel
                                       ----------------------------------------
                                        Name:  Alvin H. Fenichel
                                        Title:    Attorney-in-Fact

                                                                      Schedule A

                        Executive Officers and Directors
                                       of
                          DLJ Merchant Banking II, Inc.


         The names of the Directors and the names and titles of the Executive Officers of DLJ Merchant Banking II, Inc. ("MBII INC") and their principal occupations are set forth below. The Director's or Executive Officer's business address is that of MBII INC at 277 Park Avenue, New York, New York 10172. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to MBII INC and each individual is a United States citizen.

         Name                               Present Principal Occupation
         ----                               ----------------------------

*        Hamilton E. James                  Chairman; Managing Director,
                                            Donaldson, Lufkin & Jenrette, Inc.

*        Nicole S. Arnaboldi                Managing Director

*        Thompson Dean                      Managing Director

         Carlos Garcia                      Managing Director

*        Peter T. Grauer                    Managing Director

*        David L. Jaffe                     Managing Director

*        John M. Moriarty, Jr.              Managing Director

*        Lawrence M.v.D. Schloss            Managing Partner and Chief Operating
                                            Officer

*        George Varughese                   Managing Director

*        Karl R. Wyss                       Managing Director

------------------
*        Director

                                                                      Schedule B


                        Executive Officers and Directors
                                       of
                         DLJ Diversified Partners, Inc.

         The names of the Directors and the names and titles of the Executive Officers of DLJ Diversified Partners, Inc. ("DP INC") and their principal occupations are set forth below. The Director's or Executive Officer's business address is that of DP INC at 277 Park Avenue, New York, New York 10172. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to DP INC and each individual is a United States citizen.


     Name                                   Present Principal Occupation
     ----                                   ----------------------------

*    Hamilton E. James                      Chairman;  Managing Director,
                                            Donaldson, Lufkin & Jenrette, Inc.

*    Nicole S. Arnaboldi                    Managing Director

*    Thompson Dean                          Managing Director

*    Peter T. Grauer                        Managing Director

*    Neil N. Hasson                         Managing Director

*    David L. Jaffe                         Managing Director

*    Steven E. Lebow                        Managing Director

*    Lawrence M.v.D. Schloss                Managing Director and Chief
                                            Operating Officer;
                                            Managing Director and Chief
                                            Operating Officer, DLJ
                                            Merchant Banking II, Inc.

*    Susan C. Schnabel                      Managing Director

*    Barry A. Sholem                        Managing Director

*    Yves B. Sisteron                       Managing Director

*    David R. Weil                          Managing Director

*    Karl R. Wyss                           Managing Director

*    Marjorie S. White                      Secretary; Vice President and
                                            Secretary, Donaldson, Lufkin &
                                            Jenrette, Inc.
--------------
*    Director

                                                                      Schedule C

                        Executive Officers and Directors
                                       of
                             DLJMB Funding, II, Inc.

         The names of the Directors and the names and titles of the Executive Officers of DLJ MB Funding, II, Inc. ("Funding II") and their principal occupations are set forth below. The Director's or Executive Officer's business address is that of Funding II at 277 Park Avenue, New York, New York 10172. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to Funding II and each individual is a United States citizen.


         Name                               Present Principal Occupation
         ----                               ----------------------------

*        Anthony F. Daddino                 President; Executive Vice President
                                            and Chief Financial Officer,
                                            Donaldson, Lufkin & Jenrette, Inc.

*        Charles J. Hendrickson             Treasurer; Senior Vice President and
                                            Treasurer, Donaldson, Lufkin &
                                            Jenrette, Inc.

         Marjorie S. White                  Secretary; Vice President and
                                            Secretary, Donaldson, Lufkin &
                                            Jenrette, Inc.

--------------------
*        Director

                                                                      Schedule D

                        Executive Officers and Directors
                                       of
                      DLJ LBO Plans Management Corporation

         The names of the Directors and the names and titles of the Executive Officers of DLJ LBO Plans Management Corporation ("LBO") and their principal occupations are set forth below. Each Director's or Executive Officer's business address is that of LBO at 277 Park Avenue, New York, New York 10172. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to LBO and each individual is a United States citizen.


       Name                     Present Principal Occupation
       ----                     ----------------------------

*      Anthony F. Daddino       President, Executive Vice President and Chief
                                Financial Officer, Donaldson, Lufkin &
                                Jenrette, Inc.

*      Vincent DeGiaimo         Vice President; Senior Vice President and
                                Managing Director, Donaldson, Lufkin &
                                Jenrette, Inc.

       Charles J. Hendrickson   Treasurer; Senior Vice President and Treasurer,
                                Donaldson, Lufkin & Jenrette, Inc.

*      Marjorie S. White        Vice President and Secretary, Vice President,
                                Donaldson, Lufkin & Jenrette, Inc.

--------------
*      Director

                                                                      Schedule E

                        Executive Officers and Directors
                                       of
                           DLJ Capital Investors, Inc.

         The names of the Directors and the names and titles of the Executive Officers of DLJ Capital Investors, Inc. ("DLJCI") and their principal occupations are set forth below. The Director's or Executive Officer's business address is that of DLJCI at 277 Park Avenue, New York, New York 10172. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to DLJCI and each individual is a United States Citizen.




       Name                     Present Principal Occupation
       ----                     ----------------------------

*      John S. Chalsty          Chairman; Chairman and Chief Executive
                                Officer, Donaldson, Lufkin & Jenrette, Inc.

*      Hamilton E. James        Chief Executive Officer; Managing Director,
                                Donaldson, Lufkin & Jenrette, Inc.

*      Joe L. Roby              Chief Operating Officer; President and Chief
                                Operating Officer, Donaldson, Lufkin &
                                Jenrette, Inc.

*      Anthony F. Daddino       Executive Vice President and Chief Financial
                                Officer; Executive Vice President and Chief
                                Financial Officer, Donaldson, Lufkin &
                                Jenrette, Inc.

       Charles J. Hendrickson   Treasurer; Senior Vice President and Treasurer,
                                Donaldson, Lufkin & Jenrette, Inc.

*      Marjorie S. White        Secretary, Vice President and
                                Secretary, Donaldson, Lufkin & Jenrette, Inc.

----------------
*    Director

                                                                      Schedule F

                        Executive Officers and Directors
                                       of
                       Donaldson, Lufkin & Jenrette, Inc.

         The names of the Directors and the names and titles of the Executive Officers of Donaldson, Lufkin & Jenrette, Inc. ("DLJ") and their business addresses and principal occupations are set forth below. If no address is given, the Director's or Executive Officer's business address is that of DLJ at 277 Park Avenue, New York, New York 10172. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to DLJ and each individual is a United States citizen.

           Name, Business Address           Present Principal Occupation
           ----------------------           ----------------------------

*          John S. Chalsty                  Chairman

*          Joe L. Roby                      President and Chief Executive
                                            Officer

*          Claude Bebear (1)                Chairman of the Executive Board,
           AXA                              AXA
           23, avenue Matignon
           75008 Paris, France

*          Henri de Castries (1)            Senior Executive Vice President
           AXA                              Financial Services and Life
           23, avenue Matignon              Insurance Activities (U.S. & U.K.),
           75008 Paris, France              AXA

*          David DeLucia                    Managing Director, Donaldson, Lufkin
                                            & Jenrette Securities Corporation

*          Denis Duverne (1)                Senior Vice President
           AXA                              International Life, AXA
           23, avenue Matignon
           75008 Paris, France

*          Jane Mack Gould                  Senior Vice President, Alliance
           1345 Avenue of the Americas      Capital Management
           New York, New York  10105

*          Louis Harris                     Chairman and Chief Executive
           LH Research                      Officer, LH Research (research)
           152 East 38th Street
           New York, New York  10016-2605

*          Henri G. Hottinguer (3)          Chairman and Chief Executive
           Banque Hottinguer                Officer, Banque Hottinguer (banking)
           38, rue de Provence
           75009 Paris, France

*          W.  Edwin Jarmain (2)            President, Jarmain Group Inc.
           Jarmain Group Inc.               (private investment holding company)
           Suite 2525, Box 36
           121 King Street, West
           Toronto, Ontario
           M5II 3T9 Canada

*          Francis Jungers                  Retired
           19880 NW Nestucca Drive
           Portland, Oregon  97229

*          Joseph J. Melone                 Chairman of the Executive Committee
           1290 Avenue of the Americas      of the Board, The Equitable
           New York, New York  10104        Companies Incorporated

*          Edward D. Miller                 President and Chief Executive
           1290 Avenue of the Americas      Officer, The Equitable Companies
           New York, New York  10104        Incorporated

*          Stuart M. Robbins                Managing Director, Donaldson,
                                            Lufkin & Jenrette Securities
                                            Corporation

*          W.J. Sanders, III                Chairman and Chief Executive
           Advanced Micro Devices, Inc.     Officer, Advanced Micro Devices
           901 Thompson Place
           Sunnyvale, CA  94086

*          Stanley B. Tulin                 Executive Vice President and Chief
                                            Financial Officer, The Equitable
                                            Companies Incorporated

*          John C. West                     Retired
           Bothea, Jordan & Griffin
           23B Shelter Cove
           Hilton Head Island, SC 29928

*          Carl B. Menges                   Vice Chairman of the Board

*          Hamilton E. James                Managing Director

*          Richard S. Pechter               Managing Director

*          Anthony F. Daddino               Executive Vice President and Chief
                                            Financial Officer

----------------
*        Director
(1)      Citizen of the Republic of France
(2)      Citizen of Canada
(3)      Citizen of Switzerland

                                                                      Schedule G

                        Executive Officers and Directors
                                       of
                      The Equitable Companies Incorporated

          The names of the Directors and the names and titles of the Executive Officers of the Equitable Companies Incorporated ("EQ") and their business addresses and principal occupations are set forth below. If no address is given, the Director's or Executive Officer's business address is that of EQ at 1290 Avenue of the Americas, New York, New York 10104. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to EQ and each individual is a United States citizen.



         Name, Business Address                      Present Principal Occupation
         ----------------------                      ----------------------------

*        Claude Bebear (1)                           Chairman of the Executive Board, AXA
         AXA
         23, avenue Matignon
         75008 Paris, France

*        John S. Chalsty                             Chairman, Donaldson, Lufkin & Jenrette, Inc.
         Donaldson, Lufkin & Jenrette, Inc.
         277 Park Avenue
         New York, NY  10172

*        Francoise Colloc'h (1)                      Senior Executive Vice President, Group
         AXA                                         Human Resources and Communications, AXA
         23, avenue Matignon
         75008 Paris, France

*        Henri de Castries (1)                       Chairman of the Board; Senior Executive
         AXA                                         Vice President, Financial Services and
         23, avenue Matignon                         Insurance Activities, U.S. & U.K.), AXA
         75008 Paris, France                         Life

*        Joseph L. Dionne                            Chairman and Chief Executive Officer,
         McGraw Hill Companies                       The McGraw Hill Companies (publishing)
         1221 Avenue of the Americas
         New York, NY  10020

*        Jean-Rene Fourtou (1)                       Chairman and Chief Executive Officer,
         Rhone-Poulene S.A.                          Rhone-Poulenc S.A. (manufacturer of
         25 Quai Paul Doumer                         chemicals and agricultural products)
         92408 Courbevoie Cedex
         France



*        Jacques Friedmann (1)                       Chairman of the Supervisory Board,
         AXA                                         AXA
         9, Place Vendome
         75001 Paris
         France

         Robert E. Garber                            Executive Vice President and General
                                                     Counsel; Executive Vice President and
                                                     General Counsel, The Equitable Life
                                                     Assurance Society of the United States

*        Donald J. Greene, Esq.                      Counselor-at-Law, Partner, LeBoeuf,
         LeBoeuf, Lamb, Greene &                     Lamb, Green & MacRae, L.L.P. (law
         MacRae, L.L.P.                              firm)
         125 West 55th Street
         New York, NY  10019

*        Anthony J. Hamilton (2)                     Group Chairman and Chief Executive
         Fox-Pitt, Kelton Group Limited              Officer, Fox-Pitt, Kelton Group
         35 Wilson Street                            Limited (finance)
         London, England  EC2M 2SJ

*        John T. Hartley                             Retired Chairman and Chief Executive
         Harris Corporation                          Officer, currently Director, Harris
         1025 NASA Boulevard                         Corporation (manufacturer of electronic,
         Melbourne, FL  32919                        telephone and copying systems)

*        John H. F. Haskell, Jr.                     Director and Managing Director,
         Warburg Dillon Read LLC                     Warburg Dillon Read LLC (formerly SBC
         299 Park Avenue                             Dillon Read, Inc.)
         New York, NY  10171                         (investment banking firm)

*        Michael Hegarty                             Vice Chairman and Chief Operating
                                                     Officer; President and Chief
                                                     Operating Officer, The Equitable
                                                     Life Assurance Society of the United States





*        Nina Henderson                              President, BestFoods Grocery (formerly CPC
         BestFoods Grocery                           International, Inc.)
         700 Sylvan Avenue                           (food manufacturer)
         Englewood, NJ  07632


*        W. Edwin Jarmain (3)                        President, Jarmain Group Inc. (private
         Jarmain Group Inc.                          investment holding company)
         Suite 2525
         121 King Street West
         Toronto, Ontario M5H 3T9
         Canada

*        Edward D. Miller                            President and Chief Executive Officer;
                                                     Chairman and Chief Executive
                                                     Officer, The Equitable Life Assurance
                                                     Society of the United States

         Peter D. Noris                              Executive Vice President and Chief Investment
                                                     Officer; Executive Vice President and Chief
                                                     Investment Officer, The Equitable Life
                                                     Assurance Society of the United States

*        Didier Pineau-Valencienne (1)               Vice Chairman, Credit Suisse First Boston
         64, rue de Miromesnil                       (investment banking firm)
         75008 Paris, France

*        George J. Sella, Jr.                        Retired Chairman, President and Chief
         American Cyanamid Company                   Executive Officer, American Cyanamid
         P.O. Box 397                                Company (manufacturer of pharmaceutical
         Newton, NJ  07860                           products and agricultural products)

         Jose Suquet                                 Executive Vice President; Senior
                                                     Executive Vice President and Chief
                                                     Distribution Officer; The Equitable Life
                                                     Assurance Society of the United States



         Peter J. Tobin                              Dean College of Business Administration
         College of Business Administration          (education)
         St. John's University
         8000 Utopia Parkway
         Bent Hall
         Jamaica, New York  11439

         Stanley B. Tulin                            Executive Vice President and Chief Financial
                                                     Officer; Vice Chairman and Chief Financial
                                                     Officer, The Equitable Life Assurance Society
                                                     of the United States

*        Dave H. Williams                            Chairman and Chief Executive Officer,
         Alliance Capital                            Alliance Capital Management Corp.
         Management Corporation                      (investment adviser)
         1345 Avenue of the Americas
         New York, NY  10105


---------------
*        Director
(1)      Citizen of the Republic of France
(2)      Citizen of United Kingdom
(3)      Citizen of Canada


                                                                      Schedule H

              Members of Executive Committee and Supervisory Board
                                       of
                                       AXA

          The names and titles (for the Executive Committee members) of the Members of the Executive Committee and Supervisory Board of AXA and their business addresses and principal occupations are set forth below. If no address is given, the Member's business is 23, avenue Matignon, 75008 Paris, France. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to AXA and each individual is a citizen of the Republic of France.


                       Members of the Executive Committee

Name, Business Address             Present Principal Occupation
----------------------             ----------------------------

Claude Bebear                      Chairman of the Executive Board

Donald Brydon (1)                  Senior Executive Vice President,
                                   AXA Asset Management
                                   Europe

Henri de Castries                  Senior Executive Vice President,
                                   Financial Services and Insurance
                                   Activities (U.S. and U.K.).

John Chalsty(2)                    Senior Executive Vice President;
                                   Chairman and Chief Executive Officer,
                                   Donaldson, Lufkin & Jenrette, Inc.
                                   (investment banking)

Francoise Colloc'h                 Senior Executive Vice President, Group Human
                                   Resources and Communications

Jean-Pierre Gerard (3)             Senior Executive Vice President;
                                   Chief Executive Officer, Royale Beige
                                   (insurance)

Denis Kessler                      Senior Executive Vice President, Insurance
                                   Activities outside France, U.K. and U.S.

Claus Kleyboldt (4)                Senior Executive Vice President;

                                Chairman of the Executive Board of
                                AXA Colonia (insurance)

Gerard de La Martiniere         Senior Executive Vice President,
                                Chief Financial Officer

Edward D. Miller (2)            Senior Executive Vice President;
                                President and Chief Executive Officer, The
                                Equitable Companies Incorporated

Jean-Louis Meunier              Senior Executive Vice President,
                                Central Underwriting Officer

Michel Pinault                  Senior Executive Vice President,
                                Group Administration

Claude                          Tendil Senior Executive
                                Vice President, French
                                Insurance Activities,
                                international risks,
                                transborder insurance
                                projects and information
                                systems policy

Geoff Tomlinson (5)             Senior Executive Vice President; Managing
                                Director, National Mutual Holdings (insurance)

Dave H. Williams (2)            Senior Executive Vice President;
                                Chairman and Executive Officer, Alliance
                                Capital Management Corporation
                                (investment adviser)

Mark Wood (1)                   Senior Executive Vice President;
                                Managing Director, Sun Life &
                                Provincial Holdings plc

                        Members of the Supervisory Board

         Name, Business Address        Present Principal Occupation
         ----------------------        ----------------------------

Jacques Friedmann                      Chairman of the Supervisory Board
9, Place Vendome
75008 Paris, France

Jean-Louis Beffa                       Chairman and Chief Executive
"Les Miroirs"                          Officer,
Cedex 27                               Compagnie de St. Gobain (industry)
92096 Paris la Defense, France

Antoine Bernheim                       General Partner, Lazard Freres et Cie
121, Avenue Haussman                   (investment banking); Chairman,
75008 Paris, France                    Assicurazioni Generali S.p.A. (insurance)

Jacques Calvet                         Former Chairman of the Executive
75, avenue de la Grande Armee          Board, Peugeot S.A. (auto
75116 Paris, France                    manufacturer)

David Dautreseme                       General Partner, Lazard Freres et Cie
121, Bouldvard Haussman                (investment banking)
75008 Paris, France

Guy Dejouany                           Honorary Chairman, Compagnie
52, rue d'Anjou                        Generale des Eaux (industry and services)
75008 Paris, France

Paul Desmarais (7)                     Chairman and Chief Executive
751, Square Victoria                   Officer, Power Corporation (industry
Montreal, Quebec                       and services)
H3Y 3JY Canada

Jean-Rene Fourtou                      Chairman  and Chief Executive
25, quai Paul Doumer                   Officer, Rhone-Poulenc S.A.
93408 Courbevoie Cedex                 (industry)
France

Michel Francois-Poncet                 Chairman of the Supervisory Board,
5, Rue d'Antin                         Compagnie Financiere de Paribas
75002 Paris, France                    (financial services and banking)

Patrice Garnier                        Director, Finaxa
Latreamont
76360 Baretin, France

Anthony J. Hamilton (1)                General Partner, Fox-Pitt, Kelton
35 Wilson Street                       Group Limited (finance)
London, England EC2M 2SJ

Henri Hottinguer (6)                   Vice Chairman, Financier Hottinguer
38, rue de Provence                    (banking)
75009 Paris, France

Richard H. Jenrette (2)                Senior Advisor, Donaldson, Lufkin
c/o Donaldson, Lufkin & Jenrette, Inc. & Jenrette, Inc. (investment banking) 277 Park Avenue
New York, New York  10172

Henri Lachman                          Chairman and Chief Executive
56, rue Jean Giraudoux                 Officer, Stafor Facom (office
67200 Strasbourg, France               furniture)

Gerard Mestallet                       Chairman  of the Executive Board
1, rue d'Astorg                        (finance) Suez Lyonnaise des Eaux
75008 Paris, France

Friedel Neuber                         Chairman of the Executive Board,
Girozentrade Herzogstrasse 15          WestDeutsche Landesbank (banking)
D40127 Dusseldorf, Germany

Alfred von Oppenheim (4)               Chairman, Bank Oppenheim
Konsortium Oppenheim                   (banking)
Unter Sachsenrausen 4
50667 Koln, Germany

Michel Pebereau                        Chairman and Chief Executive
16, Boulevard des Italiens             Officer, .Banque Nationale de Paris
75009 Paris, France                    (banking)

Didier Pineau-Valencienne              Chairman and Chief Executive
64-70, avenue Jean Baptiste Clement    Officer, Schneider S.A
92646 Boulogne Cedex, France           (electric equipment)

Bruno Roger                            General Partner, Lazard Freres &
121, Boulevard Hausmann                Cie (investment banking)
75008 Paris, France

Simone Rozes                           First Honorary President, Cour de
2, rue Villaret de Joyeuse             Cassation (government)
75017 Paris, France

---------------
(1)  Citizen of the United Kingdom
(2)  Citizen of the United States of America
(3)  Citizen of Belgium
(4)  Citizen of Germany
(5)  Citizen of Australia
(6)  Citizen of Switzerland
(7)  Citizen of Canada

                                                                      Schedule I

                             Executive Officers and
                       Members of Conseil d'Administration
                                       of
                                     FINAXA

         The names of the Members of Counsil d'Administration and the names and titles of the Executive Officers of Finaxa and their business addresses and principal occupations are set forth below. If no address is given, the Member's or Executive Officer's business address is that of Finaxa at 23, avenue Matignon, 75008 Paris, France. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to Finaxa and each individual is a citizen of the Republic of France.


         Name, Business Address        Present Principal Occupation

*        Claude Bebear                 Chairman and Chief Executive Officer;
                                       Chairman of the Executive Board, AXA

*        Henri de Clermont-Tonnerre    Chairman of the Supervisory Board,
         4, avenue Van Dyke            Qualis SCA (transportation)
         75008 Paris, France

*        Jean-Rene Fourton             Chairman and Chief Executive Officer,
         25, quai Paul Doumer          Rhone-Poulenc S.A. (industry)
         92408 Courbevoie Cedex
         France

*        Patrice Garnier               Retired
         Latreaumont
         76360 Baretin, France

*        Henri Hottinguer (1)          Chairman and Chief Executive Officer,
         38, rue de Provence           Banque Hottinguer
         75009 Paris, France           (banking)

*        Paul Hottinguer (1)           Assistant Chairman and Chief Executive
         38, rue de Provence           Officer, Banque Hottinguer (banking)
         75009 paris, France

*        Henri Lachmann                Chairman and Chief Executive Officer,
         56, rue Jean Giraudoux        Strafor Facom (office furniture)

         67000 Strasbourg, France

*        Andre Levy-Lang                 Chief-Executive Officer, Paribas
         3, rue d'Antin                  (banking)
         75002 Paris, France

*        Christien Manset                Vice Chairman of the Supervisory
         3, rue d'Antin                  Board, Banque Paribas
         75002 Paris, France

*        Georges Rousseau                Retired
         2, rue des Mouettes
         76130 Mont Saint Aignan, France

*        Emilio Ybarra (2)               Chairman, Banco Bilbao Vizcaya
         Paseo de la Castillone, 8       (banking)
         28046 Madrid, Spain

---------------
*        Member, Conseil d'Administration
(1)      Citizen of Switzerland
(2)      Citizen of Spain

                                                                      Schedule J

                             Executive Officers and
                       Members of Conseil d'Administration
                                       of
                        AXA ASSURANCES I.A.R.D. MUTUELLE

         The names of the members of Conseil d'Administration and the names and titles of the Executive Officers of AXA Assurances I.A.R.D. Mutuelle and their business addresses and principal occupations are set forth below. If no address is given, the Member's or Executive Officer's business address is that of AXA Assurances I.A.R.D, Mutuelle at 21, rue de Chateaudun, 75009 Paris, France. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to AXA Assurances I.A.R.D. Mutuelle and each individual is a citizen of the Republic of France.


         Name, Business Address      Present Principal Occupation
         ----------------------      ----------------------------

*        Claude Bebear               Chairman; Chairman of the Executive Board,
         23, avenue Matignon         AXA
         75008 Paris, France

         Jean-Luc Bertozzi           Executive Officer

*        Jean-Pierre Chaffin         Manager, Federation de la Metallurgie
         5, rue la Bruyere           (industry)
         75009 Paris, France

*        Gerald Coutelle             Retired

*        Henri de Castries           Senior Executive Vice President,
         23, avenue Matignon         Financial Services and Life Insurance
         75008 Paris, France         Activities (U.S. & U.K.), AXA

*        Jean-Rene Fourtou           Chairman and Chief Executive Officer,
         25, quai Paul Doumer        Rhone-Poulenc S.A. (industry)
         92408 Courbevoie Cedex
         France

*        Patrice Garnier             Retired
         Latreaumont
         76360 Baretin, France

*        Henri Lachmann                Chairman and Chief Executive Officer,
         56, rue Jean Giraudoux        Strafor Facom (office furniture)
         67000 Strasbourg, France

*        Francois Richer               Retired

*        George Rousseau               Retired
         2, rue des Mouettes
         76130 Mont Saint Aignan, France

*        Claude Tendil                 Chief Executive Officer; Senior
                                       Executive Vice President, French
                                       Insurance Activities, AXA

*        Francis Vaudour               Chief Executive Officer, Segafredo
         14, boulevard Industriel      Zanetti France S.A. (coffee importing
         76301 Sottovillo les Rouen,   and processing)
         France

*        Nicolas Thiery                Chairman and Chief Executive Officer,
         6 Cite de la Chapelle         Etablissements Jaillard (management
         75018 Paris, France           consulting)

--------------
*        Member, Conseil d'Administration

                                                                      Schedule K

           Executive Officers and Members of Conseil d'Administration
                                       of
                           AXA ASSURANCES VIE MUTUELLE

         The names of the Members of Conseil d'Administration and the names and titles of the Executive Officers of AXA Assurances Vie Mutuelle and their business addresses and principal occupations are set forth below. If no address is given, the Member's or Executive Officer's business address is that of AXA Assurances Vie Mutuelle at 21, rue de Chateaudun, 75009 Paris, France. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to AXA Assurances Vie Mutuelle and each individual is a citizen of the Republic of France.


         Name, Business Address       Present Principal Occupation
         ----------------------       ----------------------------

*        Claude Bebear                Chairman; Chairman of the Executive
         23, avenue Matignon          Board, AXA
         75009 Paris, France

*        Jean-Luc Bertozzi            Executive Vice President

*        Jean-Pierre Chaffin          Manager, Federation de la Metallurgie
         11, rue de Rome              (industry)
         75008 Paris, France

*        Henri de Castries            Senior Executive Vice President
         23, avenue Matignon          Financial Services and Life Insurance
         75008 Paris, France          Activities (U.S. & U.K.), AXA

*        Henri de Clermont-Tonnerre   Chairman of the Supervisory Board,
         4, avenue Van Dyke           Qualis SCA (transportation)
         75008 Paris, France

*        Jean-Rene Fourtou            Chairman and Chief Executive Officer,
         25, quai Paul Doumer         Rhone-Poulenc S.A. (industry)
         92408 Courbevoie Cedex
         France

*        Henri Lachmann               Vice Chairman, Chairman and Chief
         56, rue Jean Giraudoux       Executive Officer, Strafor Facom
         67000 Strasbourg, France     (office furniture)

*    Francois Richer                     Retired

*    Georges Rousseau                    Retired
     2, rue des Mouettes
     76130 Mont Saint Aignan, France

*    Claude Tendil                       Chief Executive Officer; Senior
     Tour Assur 38                       Executive Vice President, French
     92083 Paris La Defense, France      Insurance Activities, AXA

*    Nicolas Thiery                      Chairman and Chief Executive Officer,
     6 Cite de la Chapelle               Etablissements Jaillard
     75018 Paris, France                 (management consulting)

*    Francis Vaudour                     Chief Executive Officer, Segafredo
     14, boulevard Industriel            Zanetti France S.A. (coffee importing
     76301 Sotteville les Rouen, France  and processing)

--------------
*        Member, Conseil d'Administration

                                                                      Schedule L

                             Executive Officers and
                       Members of Conseil d'Administration
                                       of
                         AXA COURTAGE ASSURANCE MUTUELLE

         The names of the Members of Conseil d'Administration and the names and titles of the Executive Officers of AXA Courtage Assurance Mutuelle and their business addresses and principal occupations are set forth below. If no address is given, the Member's or Executive Officer's business address is that of AXA Courtage Assurance Mutuelle at 26, rue de Louis-le-Grand, 75002 Paris, France. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to AXA Courtage Assurance Mutuelle and each individual is a citizen of the Republic of France.

         Name, Business Address         Present Principal Occupation
         ----------------------         ----------------------------

*        Claude Bebear                  Chairman; Chairman of the Executive
         23, avenue Matignon            Board, AXA
         75008 Paris, France

*        Francis Cordier                Chairman and Chief Executive Officer,
         rue Nicephore Niepce           Group Demay Lesieur (food industry)
         BP 232
         76304 Sotteville
         Les Rouen, France

*        Gerard Coutelle                Retired

*        Henri de Castries              Senior Executive Vice President,
         23, avenue Matignon            Financial Services and Life Insurance
         75008 Paris, France            Activities (U.S. & U.K.),
                                        AXA

*        Jean-Rene Fourton              Chairman and Chief Executive Officer,
         25, quai Paul Doumer           Rhone-Poulenc S.A. (industry)
         92408 Courbevoie Cedex
         France

*        Patrice Garnier                Retired
         Latreaumont
         76360 Baretin, France

*        Henri Lachmann                   Vice Chairman; Chairman and Chief
         56, rue Jean Giraudoux           Executive Officer, Strafor Facom
         67000 Strasbourg, France         (office furniture)

*        Francis Magnan                   Chairman and Chief Executive Officer,
         50, boulevard des Dames          Compagnie Daher (air and sea
         13002 Marseille, France          transportation)

*        Jean de Ribes                    Chairman and Chief Executive Officer,
         38, rue Fortuny                  Banque Rivaud (banking)
         75008 Paris, France

*        Georges Rousseau                 Retired
         2, rue des Mouettes
         76130 Mont Saint Aignan, France

*        Jean-Paul Saillard               Manager, AXA
         23, avenue Matignon
         75008 Paris, France

*        Claude Tendil                    Chief Executive Officer; Senior
         Tour Assur 38                    Executive Vice President, French
         92083 Paris La Defense, France   Insurance Activities, AXA

----------------
*        Member, Conseil d'Administration

                                                                      Schedule M

                             Executive Officers and
                       Members of Conseil d'Administration
                                       of
                       AXA CONSEIL VIE ASSURANCE MUTUELLE

         The names of the Members of Conseil d'Administration and the names and titles of the Executive Officers of Alpha Assurances Vie Mutuelle and their business addresses and principal occupations are set forth below. If no address is given, the Member's or Executive Officer's business address is that of Alpha Assurances Vie Mutuelle at Tour Franklin, 100/101 Terrasse Boidldieu, Cedex 11, 92042 Paris la Defense, France. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to Alpha Assurances Vie Mutuelle and each individual's name refers to Alpha Assurances Vie Mutuelle and each individual is a citizen of the Republic of France.


         Name, Business Address         Present Principal Occupation
         ----------------------         ----------------------------

*        Claude Bebear                  Chairman; Chairman of the Executive
         23, avenue Matignon            Board, AXA
         75008 Paris, France

*        Henri Brischoux                Corporate Secretary; AXA Assurance
         Tour Assua 38                  France
         92083 Paris La Defense, France

*        Bernard Cornille               Audit manager, AXA Assurances
         21, rue de Chateaudun
         75008 Paris, France

*        Henri de Castries              Senior Executive Vice President,
         23, avenue Matignon            Financial Services and Life Insurance
         75008 Paris, France            Activities (U.S. & U.K.), AXA

*        Henri de Clermont-Tonnerre     Chairman of the Supervisory Board,
         4, avenue Van Dyke             Qualis SCA (transportation)
         75008 Paris, France

*        Claude Fath                    Chairman of the Executive Board, UPA
         Tour Assur 28F                 Vie
         92083 Paris Las Defense,
         France

*        Jean-Rene Fourtou               Chairman and Chief Executive Officer,
         25, quai Paul Doumer            Rhone-Poulenc S.A. (industry)
         92408 Courbevoie Cedex
         France

*        Patrice Garnier                 Retired
         Latreaumont
         76360 Baretin, France

*        Henri Lachmann                  Vice Chairman; Chairman and Chief
         56, rue Jean Giraudoux          Executive Officer, Strafor Facom
         67000 Strasbourg, France        (office furniture)

*        Georges Rousseau                Retired
         2, rue des Mouettes,
         76130 Mont Saint Aignan, France

*        Claude Tendil                   Chief Executive Officer; Senior
         Tour Assur 38                   Executive Vice President, French
         92083 Paris La Defense          Insurance Activities, AXA
         France

*        Francis Vaudour                 Chief Executive Officer, Segafredo
         14, boulevard Industrial        Zanetti France S.A. (coffee importing
         76301 Sotteville les Rouen      and processing)
         France

-----------------
*        Member, Conseil d'Administration

                                  EXHIBIT INDEX

Exhibit 1: Second Amended and Restated Shareholders Agreement, dated July 30, 1999, among Allied, the DLJ Funds, Greenwich Street, Apollo and Blackstone.

Exhibit 2: Joint Filing Agreement, dated August 9, 1999 by and among the Reporting Persons.